UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Materials under § 240.14a-12

McGraw Hill Financial, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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55 Water Street

New York, NY 10041-0003

March 14, 2016

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 27, 2016. The Meeting will be held at 55 Water Street, New York, New York, 10041, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Website at www.mhfi.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. We urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

We look forward to seeing you at the Meeting.

Charles E. Haldeman, Jr. Chairman of the Board	Douglas L. Peterson President and Chief Executive Officer

55 Water Street

New York, NY 10041-0003

Notice of Annual Meeting of Shareholders

To Be Held Wednesday, April 27, 2016

The Annual Meeting of Shareholders of McGraw Hill Financial, Inc. will be held on Wednesday, April 27, 2016, at 11:00 a.m. (EDT) at 55 Water Street, New York, New York, 10041. At the Meeting, shareholders will be asked to:

1.	elect 10 Directors;

2.	approve an amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company to “S&P Global Inc.” from “McGraw Hill Financial, Inc.”;

3.	approve an amendment to the Company’s Restated Certificate of Incorporation to provide that the Company’s Board of Directors shall consist of not less than 8 persons;

4.	approve, on an advisory basis, the executive compensation program for the Company’s named executive officers, as described in this Proxy Statement;

5.	ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

6.	consider any other business, if properly raised.

Our Board of Directors recommends that you vote “FOR” the election of all director nominees, “FOR” the Company name change to S&P Global Inc., “FOR” the amendment to provide that the Board of Directors shall consist of not less than 8 persons; “FOR” the approval of the compensation of our named executive officers, and “FOR” the ratification of the selection of Ernst & Young.

This notice and proxy statement is being mailed or made available on the Internet to shareholders on or about March 14, 2016. These materials describe the matters being voted on at the Annual Meeting and contain certain other information. In addition, these materials are accompanied by a copy of the Company’s 2015 Annual Report, which includes financial statements as of and for the fiscal year ended December 31, 2015.

Only shareholders of record as of close of business on March 7, 2016 may vote, in person or by proxy, at the Annual Meeting. If you plan to attend the Meeting in person and you are a shareholder of record, you will need your admission ticket in order to enter the Meeting. If you plan to attend the Meeting in person and you are a beneficial owner, you will need proof of beneficial ownership of the Company’s common stock as of that date in order to enter the Meeting.

If you accessed this proxy statement through the Internet after receiving a Notice of Internet Availability of Proxy Materials, you may cast your vote over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.

Whether or not you plan to attend the Meeting, your vote is very important. We urge you to participate in electing directors and deciding the other items on the agenda for the Annual Meeting.

By Order of the Board of Directors.

Katherine J. Brennan

Senior Vice President, Deputy General Counsel

& Corporate Secretary

New York, New York

March 14, 2016

Items of Business to be Acted on at the Annual Meeting	94
Item 1. Election of Directors	94
Item 2. Proposal to Amend the Company’s Restated Certificate of Incorporation to Change the Name of the Company to “S&P Global Inc.” from “McGraw Hill Financial, Inc.”	95
Item 3. Proposal to Amend the Company’s Restated Certificate of Incorporation to Provide that the Company’s Board of Directors Shall Consist of Not Less Than Eight (8) Persons	96
Item 4. Proposal to Approve, on an Advisory Basis, the Executive Compensation Program for the Company’s Named Executive Officers	97
Item 5. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm	98
Item 6. Other Matters	99
Exhibit A Reconciliation of Non-GAAP Financial Information	A-1

McGraw Hill Financial, Inc.

Proxy Statement

2016 Annual Meeting of Shareholders

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of McGraw Hill Financial, Inc. (the “Company,” “we” or “us”) is soliciting proxies for the 2016 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 27, 2016, at 55 Water Street, New York, New York 10041, at 11:00 a.m. (EDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

Why have I received a Notice Regarding Internet Availability of Proxy Materials instead of printed copies of these materials in the mail?

In accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials to shareholders over the Internet. Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials (“Notice”), which provides general information about the Annual Meeting, the address of the website on which our proxy statement and annual report are available for review, printing and downloading and instructions on how to submit proxy votes. For those who wish to receive their materials in a different format (e.g., paper copy by mail or electronic copy by e-mail), the Notice contains instructions on how to do so. Shareholders who have previously consented to electronic delivery will receive an e-mail with a web address to view the proxy statement and annual report online, along with instructions on how to vote.

What will I vote on?

The following items:

1.	election of 10 Directors;

2.	approval of an amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company to “S&P Global Inc.” from “McGraw Hill Financial, Inc.”;

3.	approval of an amendment to the Company’s Restated Certificate of Incorporation to provide that the Company’s Board of Directors shall consist of not less than 8 persons;

4.	approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers, as described in this Proxy Statement;

5.	ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

6.	other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be properly brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who can vote?

Shareholders as of the close of business on the record date, which is March 7, 2016, may vote at the Annual Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

What does it mean to be a “shareholder of record?”

If, as of the close of business on the record date, your shares were registered directly in your name with our transfer agent, Computershare, you are a shareholder of record. As a shareholder of record, you may vote in person at the Meeting or by proxy. The Company is incorporated in New York and, in accordance with New York law, a list of the Company’s common shareholders of record as of the record date will be available for inspection at the Annual Meeting upon request.

What does it mean to beneficially own shares in “street name?”

If, as of the close of business on the record date, your shares were not held directly in your name but rather were held in an account at a brokerage firm, bank or similar intermediary organization, then you are the beneficial holder of shares held in “street name.” The intermediary is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the intermediary how to vote the shares held in your account.

How do I vote my shares of Company common stock?

If you are a shareholder of record, you can vote in the following ways:

•	By Internet. Follow the Internet voting instructions included on the Notice or proxy card you received. You may vote at any time up until 11:59 p.m. (EDT) on April 26, 2016.
•	By Telephone. Follow the telephone voting instructions included on the proxy card you received. You may vote at any time up until 11:59 p.m. (EDT) on April 26, 2016.
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By Mail. If you received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

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In Person. You may vote your shares in person at the Annual Meeting. The Company will give you a ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

If you are a beneficial owner, you can vote in the following ways:

•

As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. Your broker should give you instructions for voting your shares by Internet, telephone or mail. As a beneficial owner, you are invited to attend the Annual Meeting, but you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?

Shareholders of Record

If you are a shareholder of record and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	“FOR” the 10 nominees to the Board;
•	“FOR” the approval of an amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company to “S&P Global Inc.” from “McGraw Hill Financial, Inc.”;
•	“FOR” the approval of an amendment to the Company’s Restated Certificate of Incorporation to provide that the Company’s Board of Directors shall consist of not less than 8 persons;

•	“FOR” approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers; and
•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016.

Beneficial Owners

As noted above, as the beneficial owner of shares held in street name, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions, one of two things can happen depending on whether the proposal is considered “routine” or “non-routine” under the rules of the New York Stock Exchange (the “NYSE”):

•	If the proposal is considered “routine” under the rules of the NYSE, the broker may vote your shares in its discretion.
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If the proposal is considered “non-routine” under the rules of the NYSE, the broker may not vote your shares without your instructions. When a broker refrains from voting your shares because the broker has not received your instructions, it is called a “broker non-vote.”

Item 5 in this Proxy Statement (ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016) will be considered routine under the rules of the NYSE and the broker may vote your shares for this Item in its discretion. The broker is not entitled to vote your shares on the other Items unless the broker has received instructions from you.

What should I do if I want to attend the Annual Meeting?

Shareholders (of record or beneficial) and their proxy holders may attend the Meeting.

If you are a shareholder of record and receive your proxy materials by mail, you will find an admission ticket attached as part of the proxy card or Notice sent to you. If you plan to attend the Annual Meeting, please bring your admission ticket with you to the meeting. If you are a shareholder of record and receive your materials electronically, and vote via the Internet, please print out the admission ticket you will find online and bring it with you.

If your shares are held in street name, you must bring to the Meeting an account statement or letter from the record holder (i.e., the broker, bank, trustee or other intermediary organization that holds your shares) indicating that you were the beneficial owner of the shares on March 7, 2016.

When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted. McGraw Hill Financial, Inc. employees wishing to attend the Annual Meeting can present their current employee identification card to be admitted.

For safety and security reasons, no cameras, large bags, briefcases, packages, recording equipment or other electronic devices will be permitted in the Annual Meeting.

Whether you hold shares as a shareholder of record or are a beneficial owner, we urge you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

How do I vote my shares in the Company’s Dividend Reinvestment Plan?

If you participate in the Company’s Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan.

How do I vote my shares in the Company’s Employee Stock Purchase Plan?

If you participate in the Company’s Employee Stock Purchase Plan, any proxy you give will also govern the voting of any shares you hold in this Plan. Any Plan shares for which we do not receive instructions from the employee will not be voted. Plan shares cannot be voted in person at the Meeting.

How do I vote my shares in the Company’s 401(k) Savings and Profit Sharing Plans?

If you received this Proxy Statement because you are an employee of the Company who participates in one of the Company’s 401(k) Savings and Profit Sharing Plans and you have shares of common stock of the Company allocated to your account under one of these Plans, you may vote your shares held in these Plans as of March 7, 2016 by mail, by telephone or via the Internet. Instructions are provided on the proxy card you received from Computershare. Computershare must receive your instructions by 2:00 p.m. (EDT) on April 25, 2016 in order to communicate your instructions to the Plans’ Trustee, who will vote your shares. Any Plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions. Plan shares cannot be voted in person at the Meeting.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Corporate Secretary, c/o Office of the General Counsel, McGraw Hill Financial, Inc., 55 Water Street, New York, New York 10041-0003. If you want to change your vote before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker for procedures on revoking or changing your proxy.

What are the requirements to conduct business at the Annual Meeting?

In order to conduct business at the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting. You are part of the quorum if you have voted by proxy. As of the record date, 265,479,308 shares of Company common stock were outstanding and eligible to vote.

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions and broker non-votes count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse brokers for the expenses they incur in forwarding the proxy materials to you. The Company has retained Georgeson Inc. to assist us with the solicitation of proxies for a fee not to exceed $18,000, plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each Item?

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Item One – A nominee will be elected as a Director if he or she receives a majority of the votes cast at the Annual Meeting. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds the number of votes cast “against” that Director’s election. If an incumbent Director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election, New York law provides that the Director continues to serve as a Director in a hold-over capacity. The Company’s By-Laws provide that, in such circumstances, the Director is required to promptly tender his or her resignation to the Board of Directors. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board. Abstentions and broker non-votes, if any, will not be counted either for or against the election of a Director nominee.

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Item Two – The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required to approve the proposed amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal. However, as approval of the proposed name change amendment requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock, abstentions and broker non-votes could prevent the approval of this proposal because they do not count as affirmative votes.

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Item Three – The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required to approve the proposed amendment to the Company’s Restated Certificate of Incorporation to provide that the Company’s Board of Directors shall consist of not less than 8 persons. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal. However, as approval of the this amendment requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock, abstentions and broker non-votes could prevent the approval of this proposal because they do not count as affirmative votes.

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Item Four – The affirmative vote of the holders of a majority of the votes cast is required to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers, as described in this Proxy Statement. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

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Item Five – The affirmative vote of the holders of a majority of the votes cast is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2016. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

Who will count the vote?

Votes at the Annual Meeting will be counted by one or more independent inspectors of election appointed by the Board.

How do I submit a shareholder proposal for the 2017 Annual Meeting?

The Company’s 2017 Annual Meeting is currently scheduled for April 26, 2017. There are three different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by 5:00 p.m. (EST) on November 14, 2016. Proposals should be addressed to the Corporate Secretary, c/o Office of the General Counsel, McGraw Hill Financial, Inc., 55 Water Street, New York, New York 10041-0003. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

We recently amended our By-Laws to include a proxy access provision. The Company’s By-Laws now permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in next year’s Proxy Statement director nominees constituting up to two individuals or 20% of the Company’s Board of Directors, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Company’s By-Laws. Notice of proxy access director nominees must be received no earlier than October 15, 2016, and no later than November 14, 2016.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting, but does not intend to have such nomination or business included in next year’s Proxy Statement, must give the Company written notice no earlier than December 28, 2016 and no later than January 27, 2017. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Corporate Secretary, c/o Office of the General Counsel, McGraw Hill Financial, Inc., 55 Water Street, New York, New York 10041-0003. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.

May I view future proxy materials online instead of receiving them by mail?

Yes. Shareholders may provide their consent to electronic delivery of Proxy Statements and Annual Reports instead of receiving them by postal mail. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

During the 2016 proxy voting period, the Internet voting systems will automatically provide shareholders the option to consent to electronic delivery of future years’ materials.

During the year, shareholders may provide their consent to electronic delivery by going to the appropriate website:

•	Shareholders of record go to www.computershare.com/investor
•	Beneficial owners go to https://enroll.icsdelivery.com/mhfi
•	Owners of shares through one of the Company’s 401(k) Savings and Profit Sharing Plans go to www.mhfibenefits.com

What are the benefits of electronic delivery?

Electronic delivery benefits the environment and saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access such as telephone charges or charges from your Internet service provider.

How do I opt-out of electronic delivery?

At any time, shareholders may revoke their consent to electronic delivery and resume postal mail delivery of the Proxy Statement and Annual Report by going to the appropriate website:

•	Shareholders of record go to www.computershare.com/investor
•	Beneficial owners go to https://enroll.icsdelivery.com/mhfi
•	Owners of shares through one of the Company’s 401(k) Savings and Profit Sharing Plans go to www.mhfibenefits.com

What is “householding?”

We have adopted “householding,” a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

How do I request a separate paper or e-mail copy of the Proxy Statement or Annual Report at no charge?

If you wish to receive a separate paper or e-mail copy of the 2015 Annual Report or this Proxy Statement at no charge, please call us toll-free at (866) 436-8502, or send an e-mail to investor.relations@mhfi.com, or write to: Investor Relations, McGraw Hill Financial, Inc., 55 Water Street, New York, New York 10041-0003. We will promptly deliver to you the documents you requested. Please make your request for documents on or before April 15, 2016 to facilitate timely delivery of the documents to you prior to the Annual Meeting.

Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will also publish voting results in a Form 8-K which we will file with the SEC on or before May 3, 2016. To view this Form 8-K online, log on to the Company’s Investor Relations Website at http://investor.mhfi.com, and click on the SEC Filings link located in the Digital Investor Kit.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Corporate Secretary, c/o Office of the General Counsel, McGraw Hill Financial, Inc., 55 Water Street, New York, New York 10041-0003, or by sending an e-mail to the Corporate Secretary at corporate.secretary@mhfi.com. The Corporate Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated and Amended Certificate of Incorporation and By-Laws. We currently have 12 Directors, 10 of whom are being nominated at this Annual Meeting for a one-year term which will expire at the Annual Meeting in 2017. (See Item 1 on page 94.)

The Company’s normal retirement age for Directors is 72. Based on the recommendation of the Nominating and Corporate Governance Committee, this policy has been waived with respect to Sir Winfried Bischoff, who turned 73 last year. Accordingly, Sir Winfried Bischoff is one of the 10 Directors who has been nominated by the Board for election to a one-year term of office that will expire at the next Annual Meeting or until his successor is elected and otherwise qualifies for service.

Enhanced Corporate Governance Environment

The Board of Directors has taken a series of actions designed to enhance the Company’s corporate governance environment. The Company’s current corporate governance structure reflects an ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to shareholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and the interest of our shareholders. Our corporate governance structure includes:

A. Board Structure / Declassification of Board

•	Board Independence. All of the Company’s director nominees are independent, with the exception of our CEO, who is the only member of management serving on the Board.
•	Independent Chairman. The Company currently maintains separate roles of chief executive officer and chairman of the Board. An independent director acts as chairman of the Board.
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Offer to Resign upon Change in Circumstances. Pursuant to our Corporate Governance Guidelines, any director undergoing a significant change in personal or professional circumstances must offer to resign from the Board.

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Board Membership. Since 2011, we’ve added four new independent directors who have brought valuable and varied experience in distinct and critical areas, each providing a fresh perspective to our Board.

•	Annual Election of Directors. The Company’s charter provides for the annual election of directors.

B. Election of Directors/Right of Shareholders to Call Special Meetings

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Majority Voting in Director Elections. The Company’s By-laws provide that in uncontested elections, director candidates must be elected by a majority of the votes cast. In uncontested director elections, a director who does not receive a majority of the votes cast must submit his or her resignation.

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Shareholder Right to Call Special Meetings. The Company’s By-laws allow shareholders of record of at least twenty-five percent (25%) of the voting power of the Company’s outstanding common stock to call a special meeting.

C. Shareholder Recommendations / Proxy Access

•	Shareholder Recommendations. Shareholders can submit recommendations of director candidates for consideration by the Nominating and Corporate Governance Committee.

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Proxy Access. A shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of common stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s Proxy Statement director nominees constituting up to two individuals or 20% of the Company’s Board of Directors, whichever is greater.

D. Compensation Practices

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“Double-Trigger” Condition for Vesting of Equity-Based Awards upon a Change in Control. Awards granted under the Company’s 2002 Stock Incentive Plan after December 31, 2014 are subject to “double-trigger” treatment in the case of a change-in-control.

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Pay Recovery Policy. The Company may as a matter of policy recover (or “claw back”) certain executive incentive compensation in the event any of the following occurs: (i) solely in respect of senior management, a material recalculation or adjustment of the performance measures, (ii) intentional, willful or grossly negligent act or omission that violates one or more of the Company policies that have or will have a material negative impact on the Company’s business, reputation or financial condition, or (iii) criminal activity, fraud or other illegal or unlawful activity that has or will have a material negative impact on the business, financial condition or reputation of the Company.

E. Equity Ownership Requirements

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Senior Executive Equity Ownership Requirements. The Company maintains equity ownership standards requiring senior management to acquire shares or stock units of our common stock with a value equal to a multiple of base salary. Until the guidelines for ownership levels are attained, senior executives must retain 100% of net profit shares realized from the exercise of stock options, the payment of PSU and RSU awards, and the vesting of any restricted stock awards.

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Director Equity Ownership Requirements. Each Director is required to own or acquire 400 shares of the Company’s common stock within 90 days of his or her election to the Board and to hold such shares through his or her tenure as a Director. Additionally, under the Company’s Non-Employee Director Stock Ownership Guidelines, each non-employee Director is required to own or acquire, within five years of election to the Company’s Board of Directors, shares of common stock of the Company having a market value of at least five times the annual cash retainer for serving as a Director of the Company.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com:

•	the Company’s Amended and Restated Certificate of Incorporation;
•	the Company’s By-Laws;
•	the Company’s Corporate Governance Guidelines;
•	Board Committee Charters for the Company’s Audit, Compensation and Leadership Development, Executive, Financial Policy and Nominating and Corporate Governance Committees;
•	the Code of Business Ethics applicable to all Company employees;
•	the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers;
•	the Code of Business Conduct and Ethics for Directors applicable to all the Company’s Directors; and
•	the Audit Committee’s Policy concerning Employee Complaint Procedures Regarding Accounting and Auditing Matters.

Director Independence

The Board has determined that all of the Company’s current Directors, with the exception of Messrs. Douglas L. Peterson (the Company’s President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III, the Company’s former President and Chief Executive Officer), have met the independence requirements of the New York Stock Exchange based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;
(ii)	such Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(iii)	(A) such Director is a current partner or employee of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director has an immediate family member who is a current partner of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s, or any of its subsidiaries’, audit; or (D) such Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;
(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

In addition, members of the Audit Committee must also satisfy a separate SEC and NYSE independence requirement, which provides that they may not be affiliates and may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their directors’ compensation. The Board evaluated each member of the Compensation Committee under the additional NYSE compensation committee member standards and also determined that these members qualify as “non-employee directors” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934) and as “outside directors” (as defined in Section 162(m) of the Internal Revenue Code).

Additional Information Regarding Director Independence

In making its independence determinations with respect to our Directors, the Board considered the following transactions that the Company engages in from time to time with organizations in which our independent Directors serve as executive officers or otherwise have a material interest:

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BT Group plc. Sir Michael Rake is the Chairman of BT Group plc. BT Group plc provides the Company and its business units with various telecommunications services from time to time. The Company and its business units provide the following types of products and services from time to time to BT Group plc: credit ratings services, data subscriptions and licensing of publications and equity research information and services.

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Cisco Systems, Inc. Ms. Rebecca Jacoby is the Senior Vice President of Operations at Cisco Systems, Inc. Cisco Systems, Inc. provides the Company and its business units with network and telecommunications equipment and services from time to time. The Company and its business units provide the following types of products and services from time to time to Cisco Systems, Inc.: credit ratings services, index services and data subscriptions and licensing of publications.

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State Farm Mutual Automobile Insurance Company. Mr. Edward B. Rust, Jr. is the Chairman of the Board of State Farm Mutual Automobile Insurance Company and served as State Farm’s Chief Executive Officer until September 2015. The Company and its business units provide the following types of products and services from time to time to State Farm Mutual Automobile Insurance Company: credit ratings services, index services, data subscriptions and licensing of publications, equity research information and services and syndicated research studies.

All of these transactions are entered into in the ordinary course of business and on terms that are substantially equivalent to those prevailing at the time for comparable transactions with other similarly situated customers or vendors of the Company.

In making its independence determinations with respect to our Directors, the Board reviews the materiality of these transactions not only from the standpoint of the applicable Director but also from the standpoint of the organizations in which they serve. Based on this review, the Board has concluded that these transactions do not interfere with the ability of each such Director to exercise independent judgment in carrying out his or her Board responsibilities.

Annual Meeting Attendance

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Annual Meeting. All of our Directors attended the 2015 Annual Meeting, with the exception of Mr. Schmoke who was unable to attend for medical reasons.

Leadership Structure of the Board of Directors

The Company’s Corporate Governance Guidelines provide that the Board shall select annually the Chairman of the Board based upon such criteria as the Company’s independent Nominating and Corporate Governance Committee recommends and what the Directors believe to be in the best interests of the Company at a given point in time. This process shall include consideration of whether the roles of Chairman and Chief Executive Officer should be combined or separated based upon the Company’s needs and the strengths and talents of its executives at any given time.

Although the Board regularly considers and is open to different structures as circumstances may warrant, the Board believes that it is in the best interests of the Company and its shareholders at this time that the positions of Chairman and Chief Executive Officer be held by separate individuals. The Board believes that this leadership structure will continue to assure the appropriate level of management oversight and independence for the Company.

Mr. Charles E. Haldeman is currently the Board’s independent chairman. The only member of management who serves on the Board is Mr. Douglas L. Peterson, the Company’s President and Chief Executive Officer. The position of chairman of the Board has been held by an independent director since 2015. The Board will continue to periodically evaluate whether the structure is in the best interests of shareholders.

Role of Board of Directors in Risk Oversight

The Board has oversight responsibility for the Company’s risk management framework, which is designed to identify, assess, prioritize, address, manage, monitor and communicate risks across the Company’s operations, and foster a corporate culture of integrity and risk awareness. Consistent with this approach, one of the Board’s primary responsibilities is interacting with senior management with respect to risk assessment and risk mitigation of the Company’s top risks. In addition, the Board has tasked designated Committees of the Board with certain categories of risk management, and the Committees report to the Board regularly on these matters.

The Audit Committee considers risks related to financial reporting and internal control risks. The Committee discusses with management, the Company’s chief audit executive, and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements.

The Compensation and Leadership Development Committee considers risks related to compensation policies and practices and incentive-related risks. The Committee establishes performance metrics that reward our executives for creating shareholder value and establishes goals and payment schedules for each metric that are designed to provide a balance to motivate the achievement of the established goals without the need for inappropriate or excessive risk taking. In addition, the Committee reviews and assesses plan design, performance metrics, and goals for the annual incentive plans within the Company’s business units to ensure that the designs of those annual incentive plans do not encourage inappropriate or excessive risk taking.

In 2016, management updated its prior review of the Company’s incentive compensation plans as well as the Company’s other compensation policies and practices. The findings and conclusions of the updated review are that the compensation policies and practices do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company. Management reviewed its findings with the Committee. Pay Governance LLC, the Committee’s independent compensation advisor, concurred in these findings and conclusions.

The Nominating and Corporate Governance Committee considers Board and management succession risks. The Committee reviews with the Chief Executive Officer, on an annual basis, the Chief Executive Officer’s recommendations concerning an emergency succession plan for the Chief Executive Officer in the event of the death or disability of the Chief Executive Officer, as well as succession planning in general for the Chief Executive Officer and the direct reports to the Chief Executive Officer.

The Financial Policy Committee oversees financial risks, with particular emphasis on the Company’s financial position, its capital structure, its dividend policy, its share repurchase policy, and its capital expenditure program.

The Company believes that the Board’s leadership structure, discussed in detail under “Leadership Structure of the Board of Directors” above, supports the risk oversight function of the Board. The Company has strong independent directors who chair the Board and various committees involved with risk oversight, there is open communication between management and the Board, and all directors are actively involved in the risk oversight function.

Process for Identifying and Evaluating Directors and Nominees

The Nominating and Corporate Governance Committee reviews with the Board, on an annual basis, the appropriate skills and qualifications required of Board members in the context of the then-current composition of the Board. The Committee also recommends to the Board the general criteria for selection of proposed nominees for election as Directors and the slate of individuals who will constitute the nominees of the Board for election as Directors at each Annual Meeting. In addition to qualities of intellect, integrity and judgment, this assessment by the Committee takes into consideration diversity, background, senior management experience and an understanding of some combination of marketing, finance, technology, international business matters, government regulation, public policy and the global capital and commodity markets. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

The Board is responsible for selecting all members of the Board and for recommending such members for election by the shareholders. The Board delegates the screening process to the Committee with direct input from the Chairman of the Board. The Committee evaluates all nominees for Director based on the above criteria, including nominees recommended by shareholders. Although the Committee considers diversity as a factor in assessing the appropriate skills and qualifications required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees. The Committee has sole authority to retain and terminate search firms to assist the Board in identifying and reviewing prospective Director nominees and to approve the fees and other retention terms of any such search firms.

Specific Experience, Qualifications, Attributes and Skills of Directors

The Nominating and Corporate Governance Committee has reviewed with the Board the specific experience, qualifications, attributes and skills of each Director nominee standing for re-election as a Director at this Annual Meeting. The Committee has concluded that each Director nominee has the appropriate skills and qualifications required of Board membership and that each possesses an in-depth knowledge of the Company’s complex global businesses and strategy. The Committee further believes that our Board is composed of well-qualified and well-respected Directors who are prominent in business, finance and the global capital and commodity markets. The experience and key competencies of each Director nominee, as reviewed and considered by the Committee, are discussed on pages 15 through 24 of this Proxy Statement.

Director Nominees

The following 10 Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at this Annual Meeting to serve one-year terms that will expire at the 2017 Annual Meeting. Set forth below is information regarding each of the 10 Director nominees. Please see pages 1 through 7 and page 94 of this Proxy Statement for voting information. Following each Director nominee’s biography below, we have highlighted certain notable skills and qualifications that the Nominating and Corporate Governance Committee reviewed and considered when recommending the Director nominee.

Director Since: 1999 Board Committees: Financial Policy (Chair) Compensation and Leadership Development Executive	SIR WINFRIED BISCHOFF

Sir Winfried Bischoff, age 74, has been Chairman of the Financial Reporting Council, the United Kingdom’s independent accounting regulator, since May 2014, and of JP Morgan Securities plc, the major operating subsidiary in the United Kingdom of JP Morgan Chase Inc., since January 2015. Previously he served as Chairman of Lloyds Banking Group plc from September 2009 to May 2014. Prior to that he was Chairman of Citigroup, Inc. (“Citi”), a global financial services firm, from December 2007 through February 2009. He served as acting Chief Executive Officer of Citi from November 2007 through December 2007 and Chairman of Citi Europe from 2000 until 2009. Sir Win was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Win was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He was a Director of Eli Lilly and Company from 2000 to 2014 and a Trustee (formerly Chairman) of Career Academies UK and is a member of the International Advisory Board of Akbank TAS, Turkey. Since 1983 he has served on the boards of 10 major public companies (5 in the UK, 3 in the US, 2 in Europe). Sir Win was awarded a Knighthood in the New Year Honours List in 2000 for services to the banking industry, and an Honorary Doctorate in Science by City University, London in the same year.

Skills and Qualifications

As Chairman of Lloyds Banking Group plc and former Chairman of Citigroup, Inc. and Schroders plc, Sir Win has substantial financial services, capital markets and finance experience, broad international business exposure, and extensive experience involving government regulation and public policy. This experience enables Sir Win to provide the Company with effective leadership in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. Further, the positions Sir Win has held with Lloyds Banking Group plc, Schroders plc and Citi, in addition to his appointment as Chairman of the Financial Reporting Council, have given Sir Win broad experience in accounting matters.

Director Since: 2011 Board Committees: Compensation and Leadership Development Nominating and Corporate Governance	WILLIAM D. GREEN

William D. Green, age 62, was Executive Chairman of Accenture, a global management consulting, technology services and outsourcing company, from 2011 through January 2013, and served as Accenture’s Chairman and Chief Executive Officer from September 2004 through December 2010. Mr. Green was a Director of Accenture from 2001 through January 2013. Prior to serving as Chief Executive Officer, Mr. Green was Accenture’s Chief Operating Officer-Client Services with overall management responsibility for the company’s operating groups. In addition, he served as Group Chief Executive of the Communications & High Tech operating group from 1999 to 2003. He was also Group Chief Executive of the Resources operating group for two years. Earlier in his career, Mr. Green led the Manufacturing industry group and was Managing Director for Accenture’s business in the United States. He joined Accenture in 1977 and became a partner in 1986. Mr. Green is a Director of EMC Corporation. Mr. Green is also a frequent speaker at business, technology and academic forums worldwide.

Skills and Qualifications

As former Chairman and Chief Executive Officer of Accenture plc, Mr. Green has substantial sales, marketing, finance, manufacturing, technology and accounting experience, broad international business exposure and an extensive knowledge of government regulation and public policy. This experience enables Mr. Green to provide the Company with effective leadership in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets, including in connection with the numerous technology issues that the Company faces. As a former member of Business Roundtable, Mr. Green is able to provide the Company with valuable guidance in its business as a global provider of benchmarks and analytics for the global capital and commodity markets.

Director Since: 2012 Board Committees: Audit Nominating and Corporate Governance	CHARLES E. HALDEMAN, JR.

Charles E. Haldeman, Jr., age 67, has been the Non-Executive Chairman of McGraw Hill Financial since April 2015. He is also the Non-Executive Chairman of KCG Holdings, Inc., an independent securities firm focused on market making and electronic trading, since November 2013, and is on the Board of DST Systems, Inc., which provides technology-based information processing and servicing solutions to the financial services and healthcare industries, since November 2014. He is the former CEO of Freddie Mac, the publicly traded mortgage company. He joined Freddie Mac in 2009 and stepped down as Chief Executive in 2012. Before joining Freddie Mac, he was Chairman of Putnam Investment Management, LLC and served as President and CEO of Putnam Investments from 2003 through 2008. Prior to his tenure at Putnam, Ed was Chairman and CEO of Delaware Investments and earlier served as President and Chief Operating Officer of United Asset Management Corporation. He holds a Chartered Financial Analyst (CFA) designation. He was Chairman of the Board of Trustees of Dartmouth College from 2007 through 2010, and served as a Trustee from 2004 through 2012.

Skills and Qualifications

As Chairman of the Board of KCG Holdings, Inc., former Chief Executive Officer and a Director of Freddie Mac, former President and Chief Executive Officer of Putman Investment Management, LLC, former Chairman and Chief Executive Officer of Delaware Investments, and former President and Chief Operating Officer of United Asset Management Corporation, Mr. Haldeman has extensive financial services, capital markets, finance and accounting experience. This experience enables Mr. Haldeman to provide the Company with effective leadership and guidance in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. This experience has also resulted in Mr. Haldeman working closely with regulators in the financial services industry, which enables Mr. Haldeman to provide the Company with valuable guidance and insight as a global provider of credit ratings services.

Director Since: 2014 Board Committees: Financial Policy	REBECCA JACOBY

Rebecca Jacoby, age 54, is Senior Vice President, Operations of Cisco Systems, Inc., a worldwide leader in IT networking. Ms. Jacoby oversees the supply chain, global business services, security and trust, and IT organizations. She formerly served as Cisco’s CIO from 2006 to 2015. Her extensive understanding of business operations, infrastructure and application deployments as well as her knowledge of products, software and services help her advance Cisco’s business through the use of Cisco technology. Since joining Cisco in 1995, Ms. Jacoby has held a variety of leadership roles in operations, manufacturing and IT. Prior to joining Cisco, Ms. Jacoby held a range of planning and operations positions with other companies in the Silicon Valley. Ms. Jacoby serves on the Board of the Second Harvest Food Bank of Santa Clara County and is a founding member of the Technology Business Management Council.

Skills and Qualifications

As the Operations lead and former CIO of Cisco, Ms. Jacoby has substantial IT and global operational experience and has demonstrated exceptional business leadership. This experience enables Ms. Jacoby to provide the Company with valuable guidance as it relates to technology and data, which are essential to creating the Company’s credit ratings, benchmarks and deep analytics. Ms. Jacoby’s management of a large, global enterprise enables her to provide the Company with valuable insights in the conduct of its business around the world.

Director Since: 2004 Board Committees: Audit Financial Policy	HILDA OCHOA-BRILLEMBOURG

Hilda Ochoa-Brillembourg, age 71, is the founder and Chairman of Strategic Investment Group, a group of affiliated investment management firms. She has also previously served as its President, Chief Executive Officer and Chief Investment Officer. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Católica Andrés Bello in Venezuela and as Treasurer of the C.A. Luz Eléctrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of Cementos Pacasmayo S.A.A. In addition, she is a Director of The Atlantic Council of the United States and a lifetime member of The Council on Foreign Relations. She is also a member of the Dean’s Executive Committee, Harvard Kennedy School of Government. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas. She is also an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. She is a former Director of the World Bank/International Monetary Fund Credit Union, General Mills, Inc., US Airways Group Inc., Emerging Markets Management LLC and the Harvard Management Company.

Skills and Qualifications

As Chairman of the Board, President, Chief Executive Officer and Chief Investment Officer of Strategic Investment Group, and as former Chief Investment Officer of the Pension Investment Division at the World Bank, Ms. Ochoa-Brillembourg has substantial finance, accounting, financial services and capital markets experience, and broad international business exposure. As a former lecturer at the Universidad Católica Andrés Bello in Venezuela, a member of the Dean’s Executive Committee, Harvard Kennedy School of Government, Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University and board member of The Atlantic Council of the United States and The Council on Foreign Relations, Ms. Ochoa-Brillembourg has extensive government regulation and public policy experience. This experience is extremely valuable to the Company in the conduct of its complex global business as a leading financial intelligence company.

Director Since: 2013 President and Chief Executive Officer Board Committees: Executive	DOUGLAS L. PETERSON

Douglas L. Peterson, age 57, was appointed President and Chief Executive Officer of the Company effective November 1, 2013. He joined the Company in September 2011 as President of Standard & Poor’s Ratings Services. Mr. Peterson also serves as Chairman of CRISIL Limited, a majority-owned affiliate of the Company. Previously, Mr. Peterson was the Chief Operating Officer of Citibank, N.A., Citigroup’s principal banking entity that operates in more than 100 countries. Mr. Peterson was with Citigroup for 26 years, during which time he transformed businesses and drove performance in investment and corporate banking, brokerage, asset management, private equity, and retail banking. His prior roles include CEO of Citigroup Japan, Country Manager for Costa Rica and Uruguay, and Chief Auditor of Citigroup. Mr. Peterson serves on the Federal Deposit Insurance Corporation’s Systemic Resolution Advisory Committee and is the Co-Chair of the Bipartisan Policy Center’s Executive Council on Infrastructure. He also serves on the Boards of Advisors of Wharton Financial Institutions Center and the Kravis Leadership Institute, and the Boards of Trustees of Claremont McKenna College and the Paul Taylor Dance Company. Mr. Peterson was previously on the Board of Nikko Cordial Securities, a Japanese Corporation.

Skills and Qualifications

As President and Chief Executive Officer of the Company, as former President of Standard & Poor’s Ratings Services, and through the many positions Mr. Peterson held during the 26 years he was with Citigroup, including his role as Chief Auditor of Citigroup from 2001-2004, Mr. Peterson has substantial financial services, capital markets, sales and marketing, finance and audit experience. As the Chief Executive Officer of Citigroup Japan and Country Manager for Costa Rica and Uruguay of Citigroup, Mr. Peterson has had extensive international business exposure and leadership relating to global expansion and innovation. This experience is extremely valuable to the Company in the conduct of its complex global business. As a Director of the Federal Deposit Insurance Corporation’s Systemic Resolution Advisory Committee and Co-Chair of the Bipartisan Policy Center’s Executive Council on Infrastructure, Mr. Peterson also has government regulation and public policy experience.

Director Since: 2007 Board Committees: Audit (Chair) Executive Financial Policy	SIR MICHAEL RAKE

Sir Michael Rake, age 68, has been Chairman of BT Group plc (“BT”), one of the largest communications companies in the world, since 2007, and Chairman of Worldpay (formerly RBS Worldpay), a UK based global payment processing company, since September 2015. In February 2016, Sir Michael was announced as the new Chairman of the International Chamber of Commerce (ICC) in the UK. Previously, he was Chairman of KPMG International, one of the world’s leading accounting organizations, with operations in 148 countries and more than 113,000 professionals working in member firms worldwide. After joining KPMG in 1972, he served the company in various capacities in Belgium, Luxembourg, the Middle East and London, and led a number of major global clients’ services teams. He joined the company’s UK Board in 1991, was elected UK Senior Partner in 1998 and named International Chairman in 2002. Sir Michael is the former Chair of the Commission for Employment and Skills in the UK and was Chairman of easyJet plc from 2010 to May 31, 2013. Sir Michael was Deputy Chairman at Barclays plc until December 2015 and President of the Confederation of British Industry until July 2015 and was formerly on the Board of the Financial Reporting Council. He is a member of the Board of the Transatlantic Business Council and is a William Pitt Fellow at Pembroke College, Cambridge. Educated at Wellington College, where he is Chairman of the Governors, Sir Michael is qualified as a UK chartered accountant. He was knighted in 2007.

Skills and Qualifications

As Chairman of BT Group plc, Chairman of Worldplay and former Chairman of KPMG International, Sir Michael has substantial leadership, finance, accounting, financial services, capital markets, technology and digital products experience, and broad international business exposure. This experience enables Sir Michael to provide the Company with effective leadership in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. The positions that Sir Michael has held as Chairman of the International Chamber of Commerce in the UK, Chair of the Commission for Employment and Skills in the UK, as a member of the Board of the Financial Reporting Council in the UK, and as a member of the Board of the Transatlantic Business Council have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Director Since: 2001 Presiding Director Since: 2010 Board Committees: Nominating and Corporate Governance (Chair) Compensation and Leadership Development Executive	EDWARD B. RUST, JR.

Edward B. Rust, Jr., age 65, is the Chairman of the Board and former Chief Executive Officer of State Farm Mutual Automobile Insurance Company, the largest insurer of automobiles and homes in the United States. Mr. Rust was CEO of State Farm Mutual Automobile Insurance Company from 1985 to September 2015. Mr. Rust was a Director of the following State Farm affiliates from 2001 to 2014: State Farm Associates Funds Trust; State Farm Mutual Fund Trust; and State Farm Variable Product Trust. Mr. Rust is also a Director of Helmerich & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, Mr. Rust is former Chairman of the U.S. Chamber of Commerce and was a member of Business Roundtable, where he served as Co-Chair for seven years, and the Financial Services Roundtable, where he served as Chairman. He was also a member of President George W. Bush’s Transition Advisory Team Committee on Education.

Skills and Qualifications

As Chairman of the Board and former Chief Executive Officer of State Farm Mutual Automobile Insurance Company, former Chairman of the U.S. Chamber of Commerce, former Co-Chair of Business Roundtable, former Chairman of the American Enterprise Institute and as former Chairman and a current member of the Financial Services Roundtable, Mr. Rust has substantial financial services, capital markets, finance, accounting, sales and marketing experience, and extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business as a leading financial intelligence company. This experience enables Mr. Rust to provide the Company with effective leadership as a global information services provider serving the financial services, business information, and global capital and commodity markets.

Director Since: 2003 Board Committees: Nominating and Corporate Governance Compensation and Leadership Development	KURT L. SCHMOKE

Kurt L. Schmoke, age 66, was appointed President of the University of Baltimore in July 2014, after serving at Howard University for almost 12 years. During his tenure at Howard University, Mr. Schmoke served in several roles: Dean of Howard Law School (2003-2012); General Counsel (2012-2014); and Interim Provost (2013-2014). Prior to joining Howard, he was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of Legg Mason, Inc. He is a Vice Chair of The Carnegie Corporation of New York and Chair of the Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. He was a Director of the Baltimore Life Companies and a Trustee of the Yale Corporation.

Skills and Qualifications

As General Counsel of Howard University, former Dean of Howard University School of Law and a former partner at the law firm of Wilmer Cutler & Pickering, Mr. Schmoke has substantial legal experience. This experience enables Mr. Schmoke to provide the Company with effective leadership as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. As a former Mayor of Baltimore, a former State’s Attorney for Baltimore, a member of the Council on Foreign Relations, and a former member of President Jimmy Carter’s domestic policy staff, Mr. Schmoke has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Director Since: 2011 Board Committees: Audit Financial Policy	RICHARD E. THORNBURGH

Richard E. Thornburgh, age 63, is Chairman of Credit Suisse Holdings (USA), Inc. and Vice Chairman of the Board and a Director of Credit Suisse Group A.G. Mr. Thornburgh has held key positions throughout his career with Credit Suisse First Boston (CSFB), the investment banking arm of Credit Suisse Group A.G., including Executive Vice Chairman of CSFB from 2004 through 2005. He has also held key positions with Credit Suisse Group A.G., including Chief Financial Officer, Chief Risk Officer and member of the Executive Board of Credit Suisse Group A.G. Mr. Thornburgh is also the lead Director of NewStar Financial, Inc. Mr. Thornburgh was previously Vice Chairman of Corsair Capital LLC, a private equity firm focused on investing in the global financial services industry, and continues to serve as a member of Corsair’s investment committee. He was previously a Director of Reynolds American Inc., National City Corporation and Dollar General Corporation. Mr. Thornburgh served as Chairman of the Securities Industry Association in 2004 and later joined its International Advisory Council, which provides guidance on World Trade Organization negotiations, United States-European Union market trends and other issues affecting international capital markets. In addition, he serves on the University of Cincinnati Investment Committee and is a Trustee of St. Xavier High School, Cincinnati, Ohio and chairs its Finance Committee.

Skills and Qualifications

As Chairman of Credit Suisse Holdings (USA), Inc. and Vice Chairman of the Board and a Director of Credit Suisse Group A.G. and as a former executive holding key financial and other positions at Credit Suisse Group A.G. and CSFB, Mr. Thornburgh has substantial financial services, capital markets, finance and accounting experience and broad international business exposure. This experience enables Mr. Thornburgh to provide the Company with effective leadership as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. The positions Mr. Thornburgh has held with the Securities Industry Association have further enhanced Mr. Thornburgh’s experience in these areas.

Committees of the Board of Directors

The Company has standing Nominating and Corporate Governance, Audit and Compensation and Leadership Development Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Nominating and Corporate Governance, Audit and Compensation and Leadership Development Committees follows.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;
•	recommending to the Board appropriate compensation to be paid to Directors;
•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;
•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and
•	reviewing with the Board succession plans for the Chief Executive Officer and the direct reports to the Chief Executive Officer.

Additional information about the Nominating and Corporate Governance Committee follows:

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.
•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.
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The Committee will consider nominees for Director recommended by shareholders. The Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting, but does not intend to have such nomination or business included in next year’s Proxy Statement, must give the Company written notice no earlier than December 28, 2016 and no later than January 27, 2017. This notice must comply with applicable laws and the Company’s By-Laws.

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The Company’s By-Laws also permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in next year’s Proxy Statement director nominees constituting up to two individuals or 20% of the Company’s Board of Directors, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Company’s By-Laws. Notice of proxy access director nominees must be received no earlier than October 15, 2016, and no later than November 14, 2016.

•

Copies of the By-Laws are available to shareholders free of charge on request to the Corporate Secretary, c/o Office of the General Counsel, McGraw Hill Financial, Inc., 55 Water Street, New York, New York 10041-0003. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.

•

The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect, integrity and judgment, this assessment takes into consideration diversity, background, senior management experience and an understanding of some combination of marketing, finance, technology, international business matters, government regulation, public policy and the global capital and commodity markets. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.
•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.
•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Processes and Procedures for Determining Director Compensation

The Nominating and Corporate Governance Committee is currently comprised of five Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee.

The Committee is solely responsible for determining all matters concerning compensation for the independent members of the Board. It is not authorized to delegate its authority to determine Director compensation. All compensation recommendations by the Committee are submitted to the full Board for review and approval. Directors who are employees of the Company do not receive any compensation for their Board services.

The Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities.

Executive officers play no role in determining the amount or form of Director compensation. The Committee annually reviews the competitiveness of the Company’s Director compensation based on pay practices among the Company’s proxy peer group. During 2015, the Committee engaged Pay Governance LLC to review this compensation survey data and advise the Committee on changes, if any, to Director compensation.

Audit Committee

The Company has an Audit Committee currently comprised of four Directors that has been established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee. The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	the Company’s enterprise risk management process;
•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and
•	the performance of the Company’ internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 30 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2015 fiscal year.
•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.
•

All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. In addition, all current members of the Committee are independent as defined by the following additional SEC independence criteria applicable to Audit Committee members:

¡	No Audit Committee member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company.
¡	No Audit Committee member may be an affiliated person of the Company.
•

The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Director nominees who are Committee members in their respective biographies found on pages 15 through 24 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;
•	establishing and approving the compensation to be paid to the Company’s senior management;
•	administering the Company’s incentive compensation plans;
•

establishing performance objectives and approving awards and payments in connection with the Company’s incentive compensation plans to ensure consistency with the Company’s financial and strategic plans and objectives; and

•	reviewing the succession and development plans for executives and other key talent below the direct reports to the Chief Executive Officer.

Additional information about the Compensation and Leadership Development Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.
•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.

Processes and Procedures for Determining Executive Compensation

The Compensation and Leadership Development Committee is currently comprised of five Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines the composition of the Committee members.

The Committee is responsible for approving all matters concerning the Company’s total compensation philosophy, including conducting periodic reviews of the philosophy to ensure it supports the Committee’s objectives and shareholder interests. The Committee is responsible for administering and interpreting the Key Executive Short-Term Incentive Compensation Plan, the 2002 Stock Incentive Plan and all other compensation and benefits plans in which the Company’s senior management participates.

The Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. The Committee utilizes the services of Pay Governance LLC as its external compensation advisor for all matters concerning the Company’s senior management compensation programs. Pay Governance LLC provides no other executive compensation consulting or other services to the Company or its management. Pay Governance LLC works in cooperation with Company management on matters that come before the Committee but always in its capacity as the Committee’s independent advisor and representative. The Committee has entered into a consulting agreement with Pay Governance LLC that specifies the nature and scope of its responsibilities, which include: (1) reviewing Committee agendas and supporting materials in advance of each meeting and raising questions or issues with management and the Committee Chair, as appropriate; (2) at the Committee’s direction, working with management on major proposals in advance of finalization by, and presentation to, the Committee; (3) reviewing drafts of the Company’s Compensation Discussion and Analysis and the Compensation Committee Report and related tables for inclusion in the Company’s Proxy Statement each year; (4) evaluating the chosen compensation peer group and survey data for competitive comparisons; (5) reviewing comparative data on the compensation of the Chief Executive Officer and providing independent analyses and recommendations on the Chief Executive Officer’s compensation to the Committee Chair; and (6) proactively advising the Committee on best practices for Board governance of executive compensation.

The Committee annually reviews and approves the corporate goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, establishes the Chief Executive Officer’s total compensation and refers its recommendations to the independent Directors of the Board of Directors for ratification.

The Committee annually reviews and approves the individual compensation actions for the direct reports to the Chief Executive Officer. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to the Chief Executive Officer. The other named executive officers, who are identified on page 34 of this Proxy Statement, recommend compensation actions for the senior executives in their organizations and these compensation actions are then approved by the Chief Executive Officer.

In accordance with the Committee’s policy on assessing advisor independence, the Committee determined in 2015 that there were no conflicts of interest or issues related to independence that would impact the advice to the Committee from the firm of Pay Governance LLC and the representatives of Pay Governance LLC who advise both the Committee on executive compensation matters and the Nominating and Corporate Governance Committee on Director compensation matters. For a further discussion of the independence assessment policy, see pages 10 through 12 of this Proxy Statement.

Compensation Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 40 through 61 of this Proxy Statement, and based on this review and discussion, the Compensation and Leadership Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation and Leadership Development Committee.

  Sidney Taurel (Chair)

  Sir Winfried Bischoff

  William D. Green

  Edward B. Rust, Jr.

  Kurt L. Schmoke

Membership and Meetings of the Board and Its Committees

In 2015, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Committee membership and the number of meetings of the full Board and each Committee held during 2015 are shown in the table below. Messrs. McGraw and Taurel will retire from the Board at the 2016 Annual Meeting and will not stand for re-election at the Meeting.

	Board	Audit	Compensation & Leadership Development	Executive	Financial Policy	Nominating & Corporate Governance
Sir Winfried Bischoff	•		•	•	Chair
William D. Green	•		•			•
Charles E. Haldeman, Jr.	•	•		Chair		•
Rebecca Jacoby	•				•
Robert P. McGraw	•				•
Hilda Ochoa-Brillembourg	•	•			•
Douglas L. Peterson	•			•	•
Sir Michael Rake	•	Chair		•	•
Edward B. Rust, Jr.	•		•	•		Chair
Kurt L. Schmoke	•		•			•
Sidney Taurel	•		Chair	•		•
Richard E. Thornburgh	•	•			•
Number of 2015 Meetings	9	9	6	0	9	7

In 2015, the non-management Directors met in executive sessions 2 times without any member of management present.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation and Leadership Development Committee. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation and Leadership Development Committee.

Director and Officer Indemnification and Insurance

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law (“NYBCL”). This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s Directors’ and Officers’ liability insurance.

The Company has for many years had an insurance program in place that provides Directors’ and Officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period May 15, 2015 to May 15, 2016 for a premium of approximately $3,135,336. This insurance is provided by a consortium of carriers, which includes: Illinois National Insurance Company; Federal Insurance Co.; Great American Insurance Co.; Freedom Specialty Insurance Co.; Arch Insurance Co.; Travelers Casualty & Surety Company of America; and AXIS Insurance Company. This program also includes additional capacity dedicated to providing excess coverage for Directors and certain of our executive officers when the Company cannot indemnify them. The additional capacity is provided by the following consortium of carriers: RLI Insurance Company; National Liability & Fire Insurance Company; Continental Casualty Company; Berkeley Insurance Company; XL Specialty Insurance Company; Illinois National Insurance Company; U.S. Specialty Insurance Company; Zurich American Insurance Company; and Aspen American Insurance Co.

The Company also maintains a fiduciary liability insurance program that covers Directors and employees who serve as fiduciaries for our employee benefit plans. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and employees from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. The Company’s current fiduciary liability coverage was purchased for the period May 15, 2015 to May 15, 2016 for a premium of approximately $258,650. This insurance is provided by a consortium of carriers, which includes: Illinois National Insurance Company; Arch Insurance Co.; and XL Specialty Insurance Company.

Audit Committee Report

The Audit Committee (the “Committee”) reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors as defined in the rules of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s Independent Registered Public Accounting Firm, Ernst & Young LLP (“EY”). Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and EY, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with EY the integrated audit results as required by the Public Company Accounting Oversight Board (“PCAOB”), rules of the Securities and Exchange Commission, and other applicable regulations.

In addition, the Committee has reviewed and discussed with EY the firm’s independence from the Company and its management. The Committee received from EY the written disclosures and the letter regarding its independence as required by the PCAOB’s applicable requirements.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of EY for the purposes of preparing or issuing the audit report or performing the audit of the Company. The Committee has also considered whether the provision of services by EY, not related to the audit of the financial statements, is compatible with maintaining EY’s independence. The Committee pre-approves all fees for services provided by EY.

The Committee evaluates EY’s performance, taking into consideration the following factors: management’s perception of expertise and past performance, external data relating to audit quality, independence, appropriateness of fees and global reach relative to the Company’s business. The Committee periodically reviews and evaluates the performance of EY’s lead audit partner, ensures the audit partner rotation as required by law and, through the Committee Chair as representative of the Committee, reviews and considers the selection of the lead audit partner.

The Committee discussed with EY the overall scope and plans for its respective audits. The Committee met with the internal auditors and EY, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. The Committee and the Board believe that the continued retention of EY to serve as the Company’s Independent Registered Public Accounting Firm is in the best interest of the Company and its shareholders and have recommended that shareholders ratify the appointment of EY as the Company’s Independent Registered Public Accounting Firm for 2016.

Sir Michael Rake (Chair)

Charles E. Haldeman, Jr.

Hilda Ochoa-Brillembourg

Richard E. Thornburgh

Transactions With Related Persons

Under SEC rules, we are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than five percent of the Company’s voting securities. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our Directors and executive officers and other than the items referred to below, we do not believe that there were any such material transactions in effect since January 1, 2015, or any such material transactions proposed to be entered into during 2016.

As of April 29, 2015, the Company and Mr. Harold McGraw III (Chairman Emeritus of the Company and the brother of Robert P. McGraw, a Company director) entered into a letter agreement under which Mr. McGraw’s honorary title as Chairman Emeritus was confirmed and he agreed to provide the Company’s Board of Directors with written quarterly reports outlining global trade developments which may present potential opportunities for the Company. Beginning on such date and ending on April 29, 2019, Mr. McGraw will be: (1) provided with reasonable office accommodations and two full-time support staff; (2) transported by a Company-provided vehicle driven by a member of the Company’s security group for travel within the New York metropolitan area; and (3) provided with one Company employee to assist him with global free trade activities during his term as Chairman of the International Chamber of Commerce. The costs and expenses incurred by the Company from April 29, 2015 through December 31, 2015 in connection with the foregoing arrangements were $930,214.

Mr. Whit McGraw, the son of Mr. Harold McGraw III, is employed by the Company as an executive in its S&P Global Market Intelligence business unit. During 2015, Mr. Whit McGraw received cash compensation of $456,418 (which included a base salary of $206,000 and an incentive payment of $250,418) as well as equity and cash compensation consisting of performance share units (“PSUs”), restricted stock units (“RSUs”) and long-term cash with an aggregate grant date fair value of $105,000. In addition, Mr. Whit McGraw participated in our employee benefit plans on the same basis as other similarly situated employees. His compensation (including base salary and long-term and short-term incentive opportunities) is reviewed on an annual basis in accordance with the Company’s regular pay practices.

From time to time, shareholders that own more than five percent of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis and are subject to review by the Company’s Nominating and Corporate Governance Committee as described below. During 2015, BlackRock, Inc., The Vanguard Group, Inc. and Fidelity Investments (FMR LLC) and/or their respective affiliates subscribed to, licensed or otherwise purchased in the normal course of business, certain of our products and services. Revenues recognized by us from subscriptions, licenses and other fees related to our products and services by BlackRock, Inc., The Vanguard Group, Inc. and Fidelity Investments (FMR LLC) and/or their respective affiliates for fiscal 2015 were approximately $87.3 million, $23.2 million and $15.4 million, respectively. The Company paid fees to BlackRock, Inc. in the amount of $349,000 in 2015 in connection with certain marketing and business promotion services.

The Company’s Nominating and Corporate Governance Committee reviews and considers transactions with related persons under the Company’s written policy that requires the Committee to review and approve any related person transactions. Under the policy, all related persons are required to promptly notify our Corporate Secretary of any proposed related person transaction. Following notice to our Corporate Secretary, the proposed transaction is then presented to the Nominating and Corporate Governance Committee for its review and consideration at the next Committee meeting. Any ongoing and previously approved related person transactions will be reviewed by the Committee on an annual basis. In reviewing any proposed (or previously approved and ongoing) related person transaction, the Committee must consider all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. Approval of a related person transaction (or ratification of a previously approved and ongoing related person transaction) will be given only if it is determined by the Committee that such transaction is in (or not inconsistent with) the best interests of the Company and its shareholders.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s named executive officers (“NEOs”). The named executive officers of the Company for 2015 include the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”). The named executive officers also include the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers on December 31, 2015. In addition, the named executive officers of the Company include two executive officers who left the Company in 2015.

EXECUTIVE SUMMARY

Compensation Philosophy

Our compensation philosophy is to reward our executives for creating shareholder value by linking a significant portion of pay to one or more performance metrics tied to value creation. We implement our compensation practices within the framework of pay-for-performance and in a manner that we believe helps us attract the highest quality talent to our executive ranks and retain these individuals by rewarding excellence in leadership and success in the implementation of our business strategy while driving shareholder value.

Pay-for-Performance Overview

McGraw Hill Financial had very strong stock price and financial performance in 2015 and strategically repositioned itself to achieve continued performance in the future. The Company’s achievements in 2015 resulted in above target funding for the Key Executive Short-Term Incentive Compensation Plan (“STIC”) and its sustained performance during the 2013-2105 performance cycle resulted in Long-Term Incentive awards earning and paying out above target. STIC funding was 129% of target (see page 51) and the 2013 Long-Term Incentive Awards earned and paid out at 185% of target (see pages 54 and 55).

Named Executive Officers (“NEOs”)

Executive	Position
Douglas L. Peterson	President and Chief Executive Officer
Jack F. Callahan, Jr.	Executive Vice President and Chief Financial Officer
Michael A. Chinn (1)	President, S&P Capital IQ and SNL
John L. Berisford (2)	President, Standard & Poor’s Ratings Services
Alex J. Matturri	Chief Executive Officer, S&P Dow Jones Indices
Neeraj Sahai (3)	Former President, Standard & Poor’s Ratings Services
Luciana Fato (4)	Former EVP, General Counsel

(1)	Subsequent to the Company’s acquisition of SNL Financial, Mr. Chinn was appointed to this role effective September 8, 2015. Previously, he was the President and Chief Executive Officer of SNL Financial.
(2)	Mr. Berisford informed the company of his intent to leave the company and ceased serving as an executive officer on February 10, 2015. He was reinstated as EVP, Human Resources and an executive officer effective April 15, 2015. Effective November 3, 2015, he was appointed to his current role as President, Standard & Poor’s Ratings Services.
(3)	Mr. Sahai left his position in 2015 and was replaced at Standard & Poor’s Ratings Services by Mr. John Berisford.
(4)	Ms. Fato left her position in 2015.

Total Shareholder Return

In 2015, McGraw Hill Financial had very strong stock price performance versus its comparator groups. We increased our share price by 11%, beating the overall market and our peer group.

The performance graph below compares our cumulative total shareholder return during the previous five years with a performance indicator of the overall market (i.e., S&P 500) and a subset of our peer group. The peer group included in this graph consists of the following companies: Thomson Reuters Corporation, Moody’s Corporation, CME Group Inc., MSCI Inc., FactSet Research Systems Inc. and IHS Inc.

Returns assume $100 invested on December 31, 2010 and total return includes reinvestment of dividends through December 31, 2015. Reflects peer group used in the Company’s Form 10-K filed with the SEC on February 12, 2016.

Financial Performance

The Company also has demonstrated strong operating performance in 2015 by showing growth across three key financial measures on a year-over-year basis that the Compensation and Leadership Development Committee uses to assess executive officer performance: Incentive Compensation Program (“ICP”) Adjusted Revenue, ICP Adjusted Net Income and ICP Adjusted Earnings Per Share (“ICP Adjusted EPS”):

*	For a reconciliation of the adjustments to comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the U.S., please see Exhibit A. The non-GAAP financial information included on Exhibit A has been provided in order to show investors how our Compensation Committee views the Company’s performance as it relates to the compensation program for our executive officers.

In addition to the above strong financials, other highlights include:

•	The company completed the acquisition of SNL, the largest acquisition in its history.
•	Platts acquired Petromedia and also introduced a faster method for delivering real-time global commodity prices through Platts Market Data Direct.
•	S&P Ratings opened its fourth Latin America office in Santiago, Chile.
•

Indices launched the flagship S&P 500 Bond Index, the first-ever index to track the debt of the S&P 500, and entered new or expanded agreements with three key exchanges in New Zealand, Mexico and Brazil.

2015 Say-on-Pay and Engagement with Shareholders

Approximately 99% of the votes cast were in favor of our “say-on-pay” last year. Although this indicated strong support for our executive compensation program, the Company thinks it is important to continue engaging shareholders. We did so this year by continuing our active dialogue with investors, attending 12 investors conferences, visiting investors in 25 cities and in total conducting over 600 investor meetings. No concerns relating to the Company’s compensation program were raised by investors.

CEO Target Compensation

We have shown Target Total Direct Compensation (“TDC”), which is equal to base salary, target bonus opportunity and long-term incentives, for Mr. Peterson in 2014, 2015, and reflecting decisions made for 2016. 2016 target TDC is a 4% increase over 2015 and is around the median of our targeted marketplace.

Performance Management and Short-Term Incentive Plans

In 2014, the Company made several strategic enhancements to the incentive plans. These included formalized measuring of management against individual qualitative and quantitative goals, behaviors and competencies. At the beginning of each year, enterprise goals, aligned with the Company’s strategic plan, are set and cascaded down through the organization. This process starts with the CEO, flows to each business leader and is then cascaded respectively to all levels of the organization, driving an aligned enterprise. The goals reflect financial targets inclusive of short-term operating goals, long-term value creation, human capital initiatives, and risk and compliance expectations. Supporting this new process, we implemented a company-wide performance evaluation system to enable full transparency of goal setting, goal tracking and performance assessment with performance feedback. These enhancements remain in effect and unchanged in 2015.

In addition, as described on page 51 of this Proxy Statement, we apply a bonus formula to have bonus awards directly linked to both financial and individual performance.

New for 2016: Changes to Incentive Plan Metrics

The Company reviews its compensation plans every year, and this year we have decided to refine our performance metrics to provide a better measure of performance and align with practices of peer companies. Beginning in 2016, the Company will change its non-GAAP reporting by adjusting for deal-related amortization, which is intended to better reflect the underlying economic performance of the business and is consistent with how management views financial results. For 2016, we will align our incentive plans accordingly. Earnings before interest, taxes, and amortization (“EBITA”), in addition to Revenue, will be used as as a performance metric in our 2016 Key Executive Short-term Incentive Compensation plan. Specifically, this changes the metrics from 25% Revenue and 75% Net Income growth to 25% Revenue and 75% EBITA growth. Adjusted EPS, excluding deal-related amortization, will be used as the performance metric for our 2016 Long-Term Performance Share Unit Award. These changes are consistent with feedback that the Company has received from key stakeholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Leadership Development Committee of our Board of Directors (the “Committee”) oversees our compensation program for senior executives on behalf of our Board. Information about the Committee and its members who are Director nominees can be found on pages 27 and 28 and pages 15 through 24 of this Proxy Statement.

This Compensation Discussion and Analysis (“CD&A”) describes our named executive officer compensation program, the basis for the compensation paid to our named executive officers for 2015 and the approved compensation opportunities for our named executive officers for 2016. Our CD&A and the Executive Summary found on pages 34 through 61 of this Proxy Statement include adjusted financial information. For a reconciliation of the adjustments to comparable financial measures calculated in accordance with U.S. GAAP, please see Exhibit A. The non-GAAP financial information included on Exhibit A has been provided in order to show investors how our Compensation Committee views the Company’s performance as it relates to the compensation program for our executive officers.

Overview

In 2015, the three key elements of our pay program continued to be base salary, annual cash short-term incentive awards and long-term incentive plan awards.

	PAY ELEMENTS	DESCRIPTION
FIXED	Salary

•   We pay a base salary to our named executive officers (“NEOs”) to provide a fixed amount of cash compensation on which they can rely.

•    Base salaries of our NEOs are reviewed on an annual basis against compensation market data and adjusted, as appropriate, to maintain market alignment.

•    Our Compensation and Leadership Development Committee independently evaluates the performance of the CEO and establishes the CEO’s base salary so that, together with his target annual incentive opportunity and stock-based long-term incentive awards, his total annual target compensation is competitive against median market data for a composite of the financial industry and, as appropriate, general industry.

VARIABLE	Annual Cash Short-Term Incentives (“ST”) (Bonus)

•    Our NEOs are assigned a target bonus award with the actual bonus award calculated as a percentage of this target based on a combination of Company and individual performance.

•    The maximum bonus payout that could have been awarded for 2015 was 200% of the target bonus.

Long-Term Incentives (“LT”)

•    In 2015, long-term incentive compensation for our NEOs consisted of annual awards of performance share units (“PSUs”), time-based restricted stock units (“RSUs”) and, in certain cases, performance-based long-term cash awards. For 2015, for most of our NEOs, PSUs represented 70% of the total long-term grant value and RSUs represented 30% of the grant value. Where performance-based long-term cash was awarded, this represented 60% of the long-term grant value, with the remaining 40% made up of a mix of 70% PSUs and 30% RSUs.

•   PSUs are based on three-year growth in ICP Adjusted earnings per share (“EPS”) with a maximum earnings potential of 200% of the target award.

•    Performance-based long-term cash is based on three-year growth in business specific ICP Adjusted Net Operating Income (“NOI”) with a maximum payout of 200% of the target award.

•   These long-term equity and long-term cash incentive awards promote executive share ownership and alignment with shareholders’ interest in the Company’s long-term growth.

Use of Market Data in Setting Compensation Levels

For our named executive officers other than the CEO, we review the range of market compensation between the 25th and 75th percentiles for the companies in the compensation surveys described below to develop an understanding of market practice for each position. In general, we design our executive compensation program to pay median levels of compensation for target levels of achievement, to pay below median for achievement below target, and to pay above median compensation for significantly higher levels of achievement versus target goals.

We review compensation market data in setting base salaries and short-term and long-term incentive opportunities for our named executive officers. However, we do not limit or increase individual incentive payments based solely on these market reference points; we also consider factors such as the critical skills and experience of the named executive officer and the strategic importance of his or her role to the Company.

For purposes of setting compensation targets for 2015 and 2016, the Committee was provided with information from two compensation surveys in which the Company participates: the McLagan Financial Services Survey and the Towers Watson General Industry Executive Compensation Survey. Pay Governance also provided competitive data for our proxy peer group. The Towers Watson survey does not identify the specific companies that reported compensation information. The McLagan survey included the following companies:

BlackRock, Inc.	Northern Trust Corporation
CME Group Inc.	Raymond James Financial, Inc.
Discover Financial Services	State Street Corporation
Fidelity National Financial, Inc.	T. Rowe Price Group, Inc.
Franklin Resources, Inc.	TD Ameritrade Holding Corporation
Invesco Ltd.	The Charles Schwab Corporation
Legg Mason, Inc.
Moody’s Corporation

Proxy Peer Group

The following companies make up the Company’s current proxy peer group:

BlackRock, Inc.	MasterCard Incorporated
CME Group Inc.	Moody’s Corporation
Discover Financial Services	Northern Trust Corporation
Equifax Inc.	Raymond James Financial, Inc.
Fidelity National Information Services, Inc.	State Street Corporation
Fiserv, Inc.	T. Rowe Price Group, Inc.
Franklin Resources, Inc.	TD Ameritrade Holding Corporation
IntercontinentalExchange, Inc.	The Charles Schwab Corporation
Invesco Ltd.	The NASDAQ OMX Group, Inc.
Legg Mason, Inc.	Verisk Analytics, Inc.

Compensation Roles and Responsibilities

Compensation and Leadership Development Committee	Composed entirely of independent Directors to meet New York Stock Exchange Requirements

Our Committee:

•	Establishes an overall total compensation philosophy statement for the Company.
•

Annually reviews and approves goals and objectives for the CEO; meets at least annually with the CEO to discuss the CEO’s self-assessment in achieving individual and corporate goals and objectives; evaluates the CEO’s performance in light of those goals and objectives; and establishes the CEO’s total compensation based on this evaluation.

•	Ensures that the Company’s executive compensation program is appropriately competitive, supports organization objectives and shareholder interests and creates pay-for-performance linkage.
•	Reviews and approves the CEO’s recommendations for salary and incentive compensation of the direct reports to the CEO.
•	Regularly reports to the Board of Directors on the Committee’s activities and any and all compensation matters which should appropriately be brought to the Board’s attention.

Compensation and Leadership Development Committee’s Charter

The Compensation and Leadership Development Committee administers our executive compensation program in accordance with its Charter. The current Charter is available on the Company’s Investor Relations Website at http://investor.mhfi.com. On our Website, select “Investor Relations,” then “Corporate Governance,” then “Committee Charters.”

Pay Governance LLC	Independent Compensation Consultant

In 2015, Pay Governance:

•	Reviewed Committee agendas and supporting materials in advance of each meeting and raised questions or issues with management and the Committee Chair, as appropriate.
•	At the Committee’s direction, worked with management on major proposals in advance of finalization by, and presentation to, the Committee.
•	Reviewed drafts of the Company’s CD&A and the Compensation Committee Report and related tables for inclusion in the Company’s Proxy Statement.
•	Reviewed competitive data on the compensation of the CEO and provided independent analyses and recommendations on the CEO’s compensation to the Committee.

About Pay Governance

Pay Governance works in cooperation with Company management on matters that come before the Committee but always in its capacity as the Committee’s independent adviser and representative. The Committee determined that there were no conflicts of interest or issues related to independence that would adversely impact the advice to the Committee from Pay Governance.

Management

•	The CEO establishes annual performance goals for each of the NEOs.
•	The CEO conducts an annual performance evaluation of each of the NEOs against pre-established goals.
•	Based on performance and competitive market data, the CEO makes recommendations to the Compensation and Leadership Development Committee for the total compensation of the other NEOs.

Financial Performance Overview in 2015

•

Our ICP Adjusted Revenue increased to $5,209M (a 3% increase over prior year), our ICP Adjusted Net Income increased to $1,261M (a 17% increase over prior year) and our ICP Adjusted EPS increased to $4.59 (an 18% increase over prior year).

•	Increased our share price by 11%, beating the S&P 500’s 1% decline.

•

In 2015, the Company acquired SNL Financial, the largest acquisition in the Company’s history. Reported revenue for the Company’s combined S&P Capital IQ & SNL entity increased 14%, with organic growth excluding revenue from SNL acquisition increasing 7%. Adjusted segment operating profit increased 25% and the adjusted margin increased 200 basis points.

•	Executed productivity initiatives to achieve $140 million target; on track to deliver full target by the end of 2016.

NEO Pay Decisions

DOUGLAS PETERSON: PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Peterson joined the Company in September 2011 as President, Standard & Poor’s Ratings Services (“S&P Ratings”). He was promoted to his current role in November 2013.

Mr. Peterson’s 2015 Pay-for-Performance

2015 Key Achievements:

Under Mr. Peterson’s leadership, the Company:

•

Delivered strong performance and growth under tough external conditions and exceeded net income and EPS goals. For 2015, reported revenue grew 5% to $5.31 billion, adjusted net income from continuing operations increased 16% to $1.24 billion and adjusted diluted EPS from continuing operations increased 17% to $4.53.

•

Extended and strengthened relationships with investors, market participants, policy makers and industry leaders through extensive outreach; maintained leadership roles on topics of importance (e.g., infrastructure finance) through the Bipartisan Policy Committee (“BPC”) and World Economic Forum (“WEF”), and through active involvement in Business Roundtable (“BRT”) and the Business Council.

•	Aligned leadership roles in 2015, including key appointments for the President, S&P Ratings Services, President of Platts, President of S&P Capital IQ and SNL, and Chief Strategy Officer.

•

Consolidated the Company’s headquarters into downtown New York, a move that brought Corporate employees much closer to its operations, and continued to make investments in compliance and risk management.

2015 Actual ST Payout

For results achieved in 2015, Mr. Peterson received a payout of $1,935,000, representing 129% of target.

JACK CALLAHAN, JR.: EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Mr. Callahan joined the Company in his current role in December 2010.

Mr. Callahan’s 2015 Pay-for-Performance

2015 Key Achievements:

•

Successfully completed the acquisition of SNL Financial, the largest acquisition in the Company’s history; provided ongoing oversight through centralized integration management to capitalize on synergies.

•	Executed productivity initiatives to achieve $140 million target; on track to deliver full target by the end of 2016.

•	Successfully positioned J.D. Power for sale; continued to prioritize potential target business development opportunities based on strategic fit, synergies and ability to execute.

•	Under Mr. Callahan’s leadership, the Company experienced strong balance sheet and capital management performance in 2015.

2015 Actual ST Payout

For results achieved in 2015, Mr. Callahan received a payout of $800,000, representing 133% of target.

MICHAEL CHINN: PRESIDENT, S&P CAPITAL IQ AND SNL

Mr. Chinn joined the Company in September 2015 as President, S&P Capital IQ and SNL with the Company’s acquisition of SNL Financial.

Mr. Chinn’s 2015 Pay-for-Performance

2015 Key Achievements:

In 2015, the Company acquired SNL Financial, the largest acquisition in the Company’s history. The combination of SNL with S&P Capital IQ represents a compelling opportunity to create a powerful data and analytics business. As President of the combined company, Mr. Chinn:

•

Delivered strong performance in the segment for both legacy businesses. Full-year 2015 revenue increased 14% to $1.40 billion. Excluding four months of SNL Financial results, organic revenue growth was 7%. Adjusted operating profit grew 25% to $297 million and the adjusted segment operating margin increased 200 basis points.

•	Led integration efforts to integrate the S&P Capital IQ and SNL businesses, identified synergy opportunities and delivered adjusted margin improvement.

•	Established integration management office and streamlined organizational structure to deliver future growth and profitability.

2015 Actual ST Payout

For results achieved in 2015, Mr. Chinn received a payout of $485,000, representing 121% of target.

JOHN BERISFORD: PRESIDENT, STANDARD & POOR’S RATINGS SERVICES

Mr. Berisford joined the Company in January 2011 as Executive Vice President, Human Resources. On February 10, 2015, Mr. Berisford informed the Company of his decision to leave the Company and ceased serving in an executive officer capacity effective as of such date. He was reinstated as EVP, Human Resources and an executive officer of the company effective April 15, 2015. Effective November 3, 2015, he was appointed to his current role as President, Standard & Poor’s Ratings Services.

Mr. Berisford’s 2015 Pay-for-Performance

2015 Key Achievements:

As EVP, Human Resources, Mr. Berisford:

•	Launched a CEO Leadership Program to further develop our most senior talent and strengthen the succession pipeline.

•	Extended and embedded performance management and development processes across the organization and elevated succession planning and transparency for the top 150 executives.

As President, Standard & Poor’s Ratings Services, Mr. Berisford:

•	Strengthened the core ratings product through simplified criteria, improved research, forward-looking analytics, and enhanced delivery supported by market engagement.

•	Enhanced the operating model through new leadership structure, increased accountability, and shared values.

2015 Actual ST Payout

For results achieved in 2015, Mr. Berisford received a payout of $580,500, representing 129% of target.

ALEX MATTURRI: CHIEF EXECUTIVE OFFICER, S&P DOW JONES INDICES

Mr. Matturri joined the Company in his current role in May 2007.

Mr. Matturri’s 2015 Pay-for-Performance

2015 Key Achievements:

As Chief Executive Officer, S&P Dow Jones Indices, Mr. Matturri:

•

Delivered strong financial performance. Revenue increased 8% to $597 million, adjusted operating profit increased 12% to $392 million, and the Company’s share of the adjusted segment operating margin continued to improve.

•

Launched a suite of new fixed income indices, anchored by our flagship S&P 500 Bond Index - the first-ever index that tracks the debt of the S&P 500 companies and the first priced in real-time throughout the day.

•

With a focus on deepening and expanding local presence in emerging markets, new or expanded exchange agreements were established with NZX in New Zealand, Bolsa Mexicana De Valores, and BM&F BOVESPA in Brazil.

2015 Actual ST Payout

For results achieved in 2015, Mr. Matturri received a payout of $718,000, representing 137% of target.

For a discussion regarding payments and benefits received by Mr. Sahai and Ms. Fato, see page 61 and pages 83 through 85 of this Proxy Statement.

Base Salaries

Executive (1)	2015 Base Salary	2016 Base Salary	% Increase
D. Peterson	$1,000,000	$1,000,000	—
J. Callahan, Jr.	$750,000	$750,000	—
M. Chinn	$450,000	$500,000	11%
J. Berisford (2)	$600,000	$600,000	—
A. Matturri	$475,000	$500,000	5%

(1)	Due to their departures from the Company, Mr. Sahai and Ms. Fato did not receive any base salary increases for 2016.
(2)	In recognition of his appointment as President, Standard & Poor’s Ratings Services, Mr. Berisford’s base salary was increased 9% from $550,000 to $600,000 effective November 3, 2015.

CEO Base Salary Determination

Our Committee independently evaluates the performance of the CEO and establishes the CEO’s base salary so that, together with his target annual incentive opportunity and stock-based long-term incentive awards, his total annual target compensation is competitive against market data for financial services and general industry.

Short-Term Incentive Plan

Short-Term Incentive Cash Compensation

Executive	2015 Target Bonus	2015 Actual Bonus	% of Target Paid	2016 Target Bonus
D. Peterson	$1,500,000	$1,935,000	129%	$1,700,000
J. Callahan, Jr.	$600,000	$800,000	133%	$600,000
M. Chinn	$400,000	$485,000	121%	$500,000
J. Berisford	$450,000	$580,500	129%	$550,000
A. Matturri	$525,000	$718,000	137%	$550,000
N. Sahai (1)	$800,000	$574,400	72%	—
L. Fato (1)	$500,000	$645,000	129%	—

(1)	Due to their departures from the Company, Mr. Sahai and Ms. Fato were not eligible to participate in the 2016 short-term incentive plan.

2015 Short-Term Incentive Plan Design

•	The Key Executive Short-Term Incentive Compensation Plan (“STIC”) is designed to comply with Section 162(m) of the Internal Revenue Code by containing maximum performance goals for our CEO and other covered employees.

•	Overall bonus pool is funded based on the achievement of Company performance goals combined with business unit goals for our business unit Presidents.

•	For all named executive officers individual bonus amounts are determined based on the achievement of the Company and, as appropriate, business goals (70%) and individual strategic goals (30%).

•	The Company performance component for 2015 was tied to Company ICP Adjusted Revenue and ICP Adjusted Net Income Growth.

•	The individual component is allocated based on an assessment of each participant’s achievement against strategic or developmental goals established at the beginning of the year.

•	For covered employees, the maximum bonus opportunity is capped at the lesser of 200% of each participant’s target bonus or the maximum payout produced by the applicable Section 162(m) performance goals.

•	In 2015, Messrs. Berisford and Chinn received payments under the STIC plan but were not designated as covered employees.

2015 Short-Term Incentive Plan Funding

The 2015 short-term incentive payments were based 75% on ICP Adjusted Net Income and 25% on ICP Adjusted Revenue for all of our named executive officers, other than Messrs. Chinn, Matturri, and Sahai.

As the President of S&P Capital IQ and SNL, Mr. Chinn was measured on the above mentioned enterprise goals for the four months of the year he was part of MHFI, and on achievement toward his goals as President and Chief Executive Officer of SNL Financial for the eight months of 2015 that SNL Financial was a separate entity.

As the Chief Executive Officer of S&P Dow Jones Indices, Mr. Matturri was measured 50% on the above-mentioned enterprise goals and 50% on a 75%/25% mix of S&P Dow Jones Indices ICP Adjusted Net Operating Income (“NOI”) and ICP Adjusted Revenue.

As the former Head of S&P Ratings, Mr. Sahai’s bonus was measured 50% on the above-mentioned enterprise goals and 50% on a 75%/25% mix of S&P Ratings ICP Adjusted Net Operating Income and achievement of strategic milestones.

Given that Mr. Berisford did not assume the role of President, Standard & Poor’s Ratings Services until November 2015, he was measured on MHFI ICP Adjusted Revenue and MHFI ICP Adjusted Net Income for 2015.

2015 Key Executive Short-Term Incentive Compensation Plan Funding

Funding		ICP Adj. Net Income Growth 75% Weighting	ICP Adj. Revenue Growth 25% Weighting
0%	. . .	2.0%	0.0%
50%	. . .	9.8%	3.2%
100%	. . .	14.0%	6.0%
150%	. . .	17.3%	8.7%
200%	. . .	20.0%	13.0%

The Committee reviewed the reported 2015 Revenue and Net Income goals and applied pre-approved adjustments for unplanned restructuring benefits and the impact of significant acquisitions to determine adjusted non-GAAP financial performance for incentive compensation purposes.

We make these adjustments to Revenue, Net Income and EPS because the resulting figures exclude one-time events and therefore more closely approximate continuing operations, which better reflect the performance of the named executive officers.

For a reconciliation of the adjustments to comparable financial measures calculated in accordance with U.S. GAAP, please see Exhibit A. The non-GAAP financial information included on Exhibit A has been provided in order to show investors how our Compensation Committee views the Company’s performance as it relates to the compensation program for our executive officers.

Based on the adjusted results of 17% growth for ICP Adjusted Net Income from continuing operations and 3% growth for ICP Adjusted Revenue, the 2015 short-term bonus achievement and funding was 129%.

2015 SNL Short-Term Funding Goals (8 Months of Funding for Mr. Chinn)

Performance against the goals in place for Mr. Chinn during the first eight months of 2015, prior to the Company’s acquisition of SNL Financial, funded the first eight months of his bonus at 116.9%. The funding was based on financial performance against goals set by SNL Financial, which included a target of 12% growth in Subscription Revenue over 2014, 27% growth in EBITDA, and the achievement of goals tied to data quality, operational efficiency, and business development.

2015 S&P Dow Jones Indices Annual Cash Incentive Plan Short-Term Funding Goals (50% of ST Funding for Mr. Matturri)

Funding		ICP Adj. NOI vs. Budget 75% Weighting	ICP Adj. Revenue vs. Budget 25% Weighting
0%	. . .	93%	93%
50%	. . .	97%	98%
100%	. . .	100%	100%
150%	. . .	103%	102%
200%	. . .	109%	107%

The Committee calculated ICP Adjusted Revenue of $598 million and ICP Adjusted NOI of $392 million for S&P Dow Jones Indices. The blended results provided an achievement and funding of 145%. Revenue for S&P Dow Jones Indices was adjusted to account for movements in foreign currency translation that were in excess of plan rates by more than three percent.

2015 Standard & Poor’s Ratings Services Annual Cash Incentive Plan Short-Term Funding Goals (50% of ST Funding for Mr. Sahai)

Funding		ICP Adj. NOI vs. Budget 75% Weighting	Funding (1)		Achievement of Strategic Milestones 25% Weighting
0%	. . .	86%	0%	. . .	0%
50%	. . .	91%	50%	. . .	50%
100%	. . .	100%	100%	. . .	100%
150%	. . .	102%	150%	. . .	150%
200%	. . .	109%	—	. . .	—

(1)	Maximum funding for achievement of strategic milestones is 150% and funding above 100% is allowed only if NOI funds above 50%.

The Committee calculated ICP Adjusted NOI for Standard & Poor’s Ratings Services of $1,146 million. Based on this ICP Adjusted NOI and the achievement of strategic milestones related to the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the blended results provided an achievement and funding of 86%.

Individual Strategic Goals

As previously mentioned, 70% of the individual short-term bonus award was determined by financial results (or a blend of the Company funding and business unit results for business unit Presidents). For all NEOs, including the CEO, the remaining 30% was allocated based on the achievement of individual strategic goals (our NEOs’ key achievements for 2015 are described on pages 45 through 49 of this Proxy Statement). The sum of the total bonus award for each participant was capped at 200% of their bonus target.

2016 Key Executive Short-Term Incentive Compensation Plan Funding

The Committee approved a mix of 25% Revenue and 75% EBITA growth for the performance measures for the 2016 Short-Term Incentive Plan. Messrs. Berisford, Chinn, and Matturri will be measured 50% on these enterprise goals and 50% on their business operations.

For both the EBITA and revenue performance goals, the Committee established a funding schedule with a 0% funding threshold for 3% growth, 100% funding for high-single digit growth and 200% funding for approximately mid-teens growth.

The 2016 business operation goals have not been established yet for Messrs. Berisford, Chinn, and Maturri.

Long-Term Incentive Plan

Long-Term Incentive Target Opportunities

Executive	2015 Long-Term Incentive Target	2016 Long-Term Incentive Target
D. Peterson	$4,700,000	$4,800,000
J. Callahan, Jr.	$1,200,000	$1,700,000
M. Chinn	$600,000	$750,000
J. Berisford (1)	$850,000	$1,000,000
A. Matturri	$700,000	$800,000
N. Sahai (2)	$1,500,000	—
L. Fato (2)	$850,000	—

(1)	It was previously disclosed that Mr. Berisford would not be eligible to participate in the 2015 Long-Term Incentive Plan due to his intended departure from the Company but an award was granted in connection with his reinstatement as EVP, Human Resources.
(2)	Due to their departures from the Company, Mr. Sahai and Ms. Fato are not eligible to participate in the 2016 Long-Term Incentive Plan.

2015 Long-Term Incentive Plan Design

Since management intends for its Long-Term Incentive Plan to support its business strategy, we periodically review our Plan and adjust it as our business needs and strategic marketplace change.

•	The design of the Long-Term Incentive Plan was changed for 2015 partly in response to shareholder input concerning dilution with the stock-based awards, as well as to better align with market practice.

•	The mix of 70% PSUs and 30% stock options was changed to 70% PSUs and 30% restricted stock units (RSUs). This change continues to provide a competitive long-term incentive program but reduces the number of actual shares granted to participants since the number of RSUs are based on the actual grant price rather than a binomial fair value, which was used to determine the stock option awards.

•	Both PSUs and RSUs have three-year cycles but the RSUs are not tied to performance goals. The mix of PSUs and RSUs balances incentives based on stock price appreciation and performance factors not directly related to stock price.

•	The 2015 PSU awards are measured on ICP Adjusted EPS growth over a three-year performance cycle, which we believe continues to provide a good measure of return to shareholders.

•	Mr. Matturri’s long-term incentive award differs from that of the other NEOs’ in that it includes a performance-based long-term cash award. S&P Dow Jones Indices is a joint venture between McGraw Hill Financial and CME Group. In order to align his interests more closely with the financial performance of the joint venture, 60% of Mr. Matturri’s award consists of performance-based long-term cash measured on the ICP Adjusted Net Operating Income (“NOI”) growth of the joint venture over a three-year performance cycle. The remaining 40% of his award is made up of a mix of 70% PSUs and 30% RSUs.

2015 Long-Term Incentive Plan Funding

In 2015, the Company continued to use an ICP Adjusted EPS growth goal for the 2015-2017 performance period for PSUs, which we believe continues to provide a good measure of return to shareholders. For the three-year Adjusted EPS growth goal, the Committee established a funding schedule with a 0% funding threshold for 5% growth, 100% funding for 12.5% growth and 200% funding for 20% growth.

For Mr. Matturri’s long-term cash award, the Company used a S&P Dow Jones Indices ICP Adjusted NOI growth goal for the 2015-2017 performance period. For the three-year ICP Adjusted NOI growth goal, the Committee established a funding schedule with 0% funding for 0% growth, 100% funding for 8% growth and 200% funding for 13% growth.

The following funding schedules were approved for the 2015 PSU and Long-Term Cash Awards:

PSUs
Funding	3-Yr ICP Adj. EPS CAGR*
0%	5.0%
50%	10.0%
100%	12.5%
150%	15.0%
200%	20.0%

* Compound Annual Growth Rate (“CAGR”)

Long-Term Cash
Funding	3-Yr ICP Adj. NOI Growth
0%	0.0%
50%	6.0%
100%	8.0%
150%	11.0%
200%	13.0%

Payments under the 2015 PSU and S&P Dow Jones Indices Long-Term Cash Awards will be made during the first quarter of 2018, based on the achievement through the 2015-2017 performance period.

For detailed information concerning each grant made to the named executive officers in 2015, see the 2015 Grants of Plan-Based Awards Table on page 66 of this Proxy Statement.

2013 - 2015 PSU Achievement

Our 2013 PSU award for the years 2013 - 2015 was based on the achievement of the following ICP Adjusted EPS growth goal during the cycle:

2013—2015 PSU Payout Schedule
3-Yr ICP Adj. EPS CAGR	Payment
0.0%	0%
6.2%	50%
12.4%	100%
14.7%	150%
20.0%	200%

The cumulative compound ICP Adjusted EPS growth during the cycle was over 18%. Based on this achievement, the 2013 PSU award paid out at 185%.

2013 - 2015 Dow Jones Indices Long-Term Cash Award Achievement

Mr. Matturri’s 2013 long-term cash award for the years 2013 - 2015 was based on the achievement of the following ICP Adjusted NOI and ICP Adjusted EPS growth goals during the cycle:

2013—2015 Long-Term Cash Payout Schedule
ICP Adjusted NOI Growth (70% Weighting)	3-Yr ICP Adj. EPS CAGR (30% Weighting)	Payment
12.6%	0.0%	0%
—	6.2%	50%
15.7%	12.4%	100%
—	14.7%	150%
23.5%	20.0%	200%

During the cycle, cumulative ICP Adjusted NOI growth was 32.0%, which funded the ICP Adjusted NOI portion of the award at 200%. Using the ICP Adjusted EPS achievement approved under the 2013 PSU Award, the funding of the ICP Adjusted EPS portion of the award was 185% as described above. Based on this achievement, the weighted aggregate payout was 196%. For detail on Mr. Matturri’s actual payout, see footnote 4 to the Summary Compensation table on page 63.

Benefits and Perquisites

Health and Welfare Benefits

The Company provides a uniform healthcare benefit program for all U.S.-based employees, including the named executive officers. The employee healthcare contributions are differentiated by salary levels, with higher-paid employees required to make larger contributions for their healthcare coverage. We provide no supplemental executive healthcare benefits other than a Company paid annual physical examination for the named executive officers and 30 other senior executives. Additionally, 88 executives participate in the Management Supplemental Death and Disability Benefits Plan, which provides a death benefit equal to two times base salary and a supplemental long-term disability benefit equal to 50% of the executive’s monthly earnings, as defined in the Plan, less other Company paid benefits and Social Security benefit payments.

Perquisites and Other Benefits

We provide the following perquisites, which we believe are reasonable and competitive, to our named executive officers to enable them to conduct Company business more effectively and to allow greater focus on the demands of their positions:

•	Tax counseling and tax return preparation expense reimbursement;
•	Annual reimbursement for a health club membership; and
•	Annual executive physical exam.

The CEO is provided a Company car and security personnel. Mr. Sahai was provided car service. We recognize that these costs convey a personal benefit. As such, the incremental cost to the Company for providing these items is reported in the Summary Compensation Table on pages 62 through 65 of this Proxy Statement.

We do not provide tax gross-ups in respect of any income recognized by our named executive officers as a result of receiving the reimbursements or perquisites described above.

Retirement and Other Benefits Following Termination of Employment

In connection with their retirement or other termination of employment, our named executive officers will generally be eligible to receive benefits under our retirement plans and, depending on the circumstances of an executive’s termination, severance benefits. These post-termination benefits are described below beginning on page 71 of this Proxy Statement.

Retirement Benefits

Effective as of April 1, 2012, we froze both of our defined benefit pension plans under which the named executive officers, other than Messrs. Peterson, Chinn, and Sahai and Ms. Fato, are entitled to benefits: the Employee Retirement Plan of McGraw Hill Financial, Inc. and its Subsidiaries, a pension plan covering most of our U.S. employees, and the McGraw Hill Financial, Inc. Employee Retirement Plan Supplement, a non-qualified pension plan. Our defined contribution plans are provided to all employees, including our senior executives, to allow them to accumulate assets for retirement through a combination of individual savings and Company contributions and to allow participants in these plans the opportunity to direct the investment of these retirement assets.

Severance Plan (Regular and Change-in-Control)

Our severance arrangements with the named executive officers are governed by our Senior Executive Severance Plan, which was originally adopted by our Board of Directors in the late 1980s and is part of a human resources program that has been in place for many years. Our Senior Executive Severance Plan is designed to promote employee loyalty, to provide employees with security and reasonable compensation upon an involuntary termination of employment, and to ensure the continued commitment of employees in the event of a potential or actual change-in-control (“CIC”). The Committee does not take into account the benefits offered under the Senior Executive Severance Plan in setting compensation for our named executive officers.

The Senior Executive Severance Plan generally provides for base salary and benefits continuation in the event of a Company-initiated termination (including a “constructive” termination).

Discussion of severance payable on certain qualifying terminations (including following a change-in-control of the Company) can be found in the Potential Payments Upon Termination or Change-in-Control section on pages 76 through 82 of this Proxy Statement. Payments of annual incentives under the Key Executive Short-Term Incentive Compensation Plan and vesting acceleration or modification of long-term cash awards and equity awards granted under our 2002 Stock Incentive Plan on the occurrence of a defined change-in-control are described in the table below. Upon certain qualifying terminations not in connection with a change-in-control, a named executive officer may be entitled to a pro rata portion of the named executive officer’s annual cash bonus and certain outstanding equity awards. For details, see pages 78 through 82 of this Proxy Statement.

PAY ELEMENTS	TREATMENT OF OUTSTANDING INCENTIVE AWARDS UPON CHANGE-IN-CONTROL (“CIC”)
Short-Term Incentive Awards	• Payment is based on the average of the three prior years’ payments.
PSU Awards granted during or prior to 2014

•    ICP Adjusted EPS goals are deemed to be fully achieved at target upon CIC occurring during the award’s performance period.

•    If applicable, prorated shares, based on the portion of the award cycle elapsed before the date of the CIC, are generally released on the date of the CIC.

•    Value of the remaining shares, generally based on the highest price per share paid in the CIC, is generally paid to the executive in a lump sum in the year following the end of the normal maturing date under the awards.

PSU Awards granted post-2014

•    Double-trigger treatment: ICP Adjusted EPS goals are deemed to be fully achieved at target if less than 50% of the performance period has been completed or based on actual performance if 50% or more of the performance period has been completed upon CIC occurring during the award’s performance period and awards will convert into time-vesting RSUs of successor company’s stock (assuming the successor company assumes the awards).

•    Delivery of shares in respect of converted RSUs will generally occur in the year following the end of the applicable performance period.

RSU Awards	• Double-trigger treatment: awards do not vest upon the CIC but are generally converted into RSUs of the surviving company (assuming the successor company assumes the awards).
Stock Options granted during or prior to 2014	• Options generally vest on the CIC. • Committee may elect to cash out or convert into options of the surviving company.
Stock Options granted post-2014	• Double-trigger treatment: awards do not vest upon the CIC and are generally converted into options of the surviving company (assuming the successor company assumes the awards).
Long-Term Cash

•    The Board, at its discretion, may modify or waive the applicable performance measures, performance period, or cash awards.

•    Under no circumstances will the timing of the award payment date be accelerated.

Certain payments that would be provided to our named executive officers in connection with a change-in-control could be classified as “excess parachute payments” under Section 280G of the Internal Revenue Code, in which case they would not be deductible as compensation by the Company. In addition, Section 4999 of the Internal Revenue Code imposes an excise tax on executives who receive an excess parachute payment equal to 20% of such amount. The excise tax would not be reimbursed or “grossed up” by the Company. Instead, as discussed on page 77 of this Proxy Statement, in certain circumstances, we would “cut back” the amount of certain benefits and payments to ensure deductibility by the Company under Section 280G.

Stock Ownership

We are committed to ensuring that our executive officers have a significant ownership stake in the Company to strengthen the alignment of our executives’ interests with those of our shareholders.

The Company has formal stock ownership guidelines for senior executives set at five times base salary for the CEO and three times base salary for the other named executive officers. These guidelines are aligned with competitive information on executive stock ownership guidelines. The ownership guidelines will be reduced by one-half for executives covered by these guidelines beginning at age 62. This reduction is intended to permit individuals to begin an orderly process of stock sales to provide for diversification as the executives covered by these guidelines get closer to the Company’s normal retirement age of 65.

Until the guidelines for ownership levels are attained, senior executives must retain 100% of net profit shares realized from the exercise of stock options, the payment of PSU and RSU awards, and the vesting of any restricted stock awards. Upon attainment of the guidelines for ownership levels, senior executives must continue to retain 50% of any future net profit shares acquired from stock option exercises for six months. Further, the CEO and his direct reports who are under the purview of the Committee are subject to this six-month holding period following voluntary termination of employment, including retirement. Once the required number of shares is attained, future salary increases and changes in stock price will no longer have an impact, unless the executive is promoted to a higher guideline ownership level.

In 2014, the Committee clarified the share counting principles applied to determine the share ownership level of covered executives under the guidelines.

Shares that Count in Determining Ownership Level	Shares that Do Not Count in Determining Ownership Level

•      100% of the shares directly owned

•     50% of outstanding vested and unvested RSUs

•      50% of unvested restricted shares

•      50% of PSUs for which attainment of the
performance criteria have already been determined

• Unexercised options (whether or not vested) • PSUs for which the performance cycle is ongoing

As of January 4, 2016, all of the NEOs were compliant with the Executive Stock Ownership Guidelines. All of the NEOs who served as executive officers as of December 31, 2015, with the exception of Mr. Matturri, own shares in excess of their ownership guidelines. Due to his history of receiving a portion of his long term incentive in performance-based long-term cash, Mr. Matturri’s equity holdings have increased at a slower pace than other NEOs but he is nearing the required multiple and is expected to achieve it within a reasonable time.

Risk and Control

In 2016, management updated its prior review of the Company’s compensation plans. The conclusion of the updated review was that the Company’s compensation plans, programs and policies do not present a material risk of causing behavior by management that is reasonably likely to have a material adverse effect on the Company. In addition, the Committee annually assesses plan design, performance metrics, and goals for the annual incentive plans within the Company’s business units to ensure that their designs are appropriately aligned with business and regulatory considerations and do not encourage excessive risk taking.

Management reviewed its findings with the Committee and Pay Governance, who concurred in these findings and conclusions.

Pay Recovery Policy

In 2014, the Committee strengthened its pay recovery (clawback) policy to provide more structure and impact. The Committee adopted a revised policy providing that annual cash incentive and long-term incentive award payments (PSUs, RSUs and stock options) could be subject to recovery by the Company if one or more of the following occurs:

•	For senior management, material recalculation or adjustment of the performance measures.
•

For all individuals covered by this policy, intentional, willful or grossly negligent act or omission that violates one or more of the Company policies that have or will have a material negative impact on the Company’s business, reputation or financial condition.

•

For all individuals covered by this policy, criminal activity, fraud or other illegal or unlawful activity that has or will have a material negative impact on the business, financial condition or reputation of the Company.

Additionally, a separate Pay Recovery Policy was adopted for Standard & Poor’s Ratings Services (“S&P Policy”). In addition to the recovery items noted above, the S&P Policy has these recovery items:

•

For all covered individuals, material violations of policy or business unit or product risk parameters, policies or operating procedures resulting from the gross negligence, intentional wrongdoing or willful misconduct of a covered individual that have or will have a material negative impact on the business, financial condition or reputation of Standard & Poor’s Ratings Services.

•

For all covered individuals, material failure to adequately supervise the administration and implementation of one or more Standard & Poor’s Ratings Services’ policies or business unit or product risk parameters, policies or operating procedures which results from gross negligence, intentional wrongdoing or willful misconduct that has or will have a material negative impact on Standard & Poor’s Ratings Services’ business, financial condition or reputation.

As President of Standard & Poor’s Ratings Services, Mr. Berisford is subject to both policies.

Insider Trading Policy

Under the Company’s Insider Trading Policy, no shares of Company stock owned by Directors and officers may be newly pledged after 2012 as security for a loan. In addition, all previously existing pledges have been unwound. Further, the policy continues to provide that Directors and officers are prohibited without exception from engaging in hedging transactions related to Company stock, such as puts, calls, swaps, collars and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the amount of compensation paid to each named executive officer other than the Chief Financial Officer who served as an executive officer at the end of the year that may be deducted by the Company to $1 million in any year, unless the compensation qualifies as “performance-based.” Our annual cash bonuses and long-term incentive compensation are intended to meet the requirements for performance-based compensation and be fully deductible. However, we do not have a policy requiring that all compensation be deductible and the Committee may authorize awards or payments that might not be tax deductible if it believes they are in the best interests of the Company and our shareholders.

Former Executives

As noted above, Mr. Sahai and Ms. Fato ceased serving as our executive officers in 2015 with Mr. Sahai’s employment ceasing on September 8, 2015 and Ms. Fato’s employment ceasing on October 16, 2015. Mr. Sahai and Ms. Fato received annual cash bonuses for 2015 under our Key Executive Short-Term Incentive Compensation Plan (“STIC”). In connection with Mr. Sahai’s departure, it was determined that he would receive an annual bonus equal to a prorated portion of the amount that he would have received under the STIC had his employment with the Company continued through the payment date, based on the degree of achievement of the established financial objectives under the STIC for the 2015 year. The proration calculation reflected the number of months he was an active employee of the Company in 2015. In connection with Ms. Fato’s departure, it was determined that she would receive an annual bonus equal the full amount that she would have received under the STIC had her employment with the Company continued through the payment date, based on the degree of achievement of the established financial objectives under the STIC for the 2015 year. For further detail, see the 2015 Short-Term Bonus Plan discussion above and our 2015 Summary Compensation Table below.

Mr. Sahai and Ms. Fato received annual equity grants in 2015 consistent with the terms and conditions of equity grants received by our other named executive officers. They both also received additional PSU grants in recognition of their significant contributions to the company. For details, see our Long-Term Incentive Plan discussion above and our 2015 Grants of Plan-Based Awards Table below.

Mr. Sahai and Ms. Fato are not eligible for equity grants or cash bonus awards for 2016 due to their departures from the Company.

Finally, in connection with their departures, Mr. Sahai and Ms. Fato received payments and benefits in accordance with pre-existing plans and awards. For details, see our Potential Payments Upon Termination or Change-in-Control section beginning on page 76 of this Proxy Statement.

EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Table

The following table contains information concerning compensation paid or accrued to the named executive officers for services rendered in all capacities to the Company in 2015, 2014 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value ($) (5)	All Other Compensation ($) (6)	Total ($)
Douglas L. Peterson	2015	$975,000	—	$4,700,000	—	$1,935,000	—	$164,273	$7,774,273
President and Chief Executive Officer	2014	$900,000	—	$2,800,000	$1,200,000	$1,333,737	—	$264,379	$6,498,116
	2013	$846,970	—	$1,050,000	$450,000	$1,360,000	—	$243,368	$3,950,338

Jack F. Callahan, Jr.	2015	$750,000	—	$1,200,000	—	$800,000	$0	$94,690	$2,844,690
Executive Vice President and Chief Financial Officer	2014	$750,000	—	$700,000	$300,000	$800,000	$12,430	$177,995	$2,740,425
	2013	$750,000	—	$2,200,000	$300,000	$765,000	$0	$186,654	$4,201,654

Michael A. Chinn (7)	2015	$152,308	—	$1,904,425	—	$485,000	—	$1,500	$2,543,233
President, S&P Capital IQ and SNL

John L. Berisford (8)	2015	$514,375	—	$1,300,000	—	$580,500	$0	$85,404	$2,480,279
President, Standard & Poor’s Ratings Services	2014	$550,000	—	$845,000	$255,000	$400,000	$8,641	$112,157	$2,170,798
	2013	$550,000	—	$595,000	$255,000	$680,000	$0	$145,368	$2,225,368

Alex J. Matturri (9)	2015	$466,250	—	$280,000	—	$1,646,625	$0	$69,089	$2,461,964
Chief Executive Officer, S&P Dow
Jones Indices
Neeraj Sahai (10)	2015	$551,515	—	$2,500,000	—	$574,400	—	$1,373,666	$4,999,581
Former President, Standard & Poor’s Ratings Services	2014	$800,000	$450,000	$2,050,000	$450,000	$900,000	—	$144,470	$4,794,470

Lucy Fato (11)	2015	$477,273	—	$1,850,000	—	$645,000	—	$1,448,991	$4,421,264
Former EVP, General Counsel

(1)	This amount reflects the payment to Mr. Sahai of a signing bonus in connection with his hiring by the Company in 2014.
(2)	The amounts reported in this column reflect the aggregate grant date fair value of the equity awards granted to the named executive officers in the relevant year, which may include performance share units (“PSUs”), restricted stock units (“RSUs”) and restricted stock awards, as applicable, granted under the Company’s 2002 Stock Incentive Plan. The assumptions used to calculate the awards were in accordance with FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 7 to the Consolidated Financial Statements, which appears in the Company’s Form 10-K for the 2015 year filed with the SEC on February 12, 2016. The amounts for the PSUs granted in 2015 were calculated based on the probable outcome of performance conditions as of the grant date computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures.

The maximum values for the 2015 and 2014 PSUs as of the grant date are as follows:

Executive	2015	2014
D. Peterson	$6,580,000	$5,600,000
J. Callahan, Jr.	$1,680,000	$1,400,000
M. Chinn	$840,000	–
J. Berisford (a)	$2,090,000	$1,690,000
A. Matturri	$392,000	–
N. Sahai (b)	$4,100,000	$2,100,000
L. Fato (c)	$3,190,000	$1,500,000

(a)	Mr. Berisford received an additional PSU award in 2015 in recognition of his critical role with the Company and his high level of performance and in 2014 in recognition of his contribution to the CEO transition.
(b)	Mr. Sahai received an additional PSU award in 2015 in recognition of his significant contributions to the Company. In connection with his departure, certain of these PSU awards have been either prorated or forfeited. Please see pages 83 and 84 for further detail on the actual treatment of these awards.
(c)	Ms. Fato received an additional PSU award in 2015 in recognition of her significant contributions to the Company. In connection with her departure, certain of these PSU awards have been prorated. Please see page 84 for further detail on the actual treatment of these awards.

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. These awards are further described on pages 66 through 69 of this Proxy Statement.

(3)	The amounts reported in this column reflect the aggregate date fair value of stock options granted under the Company’s 2002 Stock Incentive Plan. The assumptions used to calculate the stock option awards values were in accordance with FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 7 to the 2015 Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 12, 2016. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. These awards are further described on pages 68 and 69 of this Proxy Statement.
(4)	The amounts reported in this column represent the cash incentive awards paid under the Company’s Key Executive Short-Term Incentive Compensation Plan to all of our named executive officers. The amount reported for Mr. Matturri also includes the $928,625 payment relating to the 2013 S&P Dow Jones Indices Long-Term Cash Incentive Compensation Plan, which vested on December 31, 2015. For additional information regarding these cash incentive awards, see pages 50 through 53 of the Compensation Discussion and Analysis included in this Proxy Statement.
(5)	The amounts reported in this column include benefits under the Employee Retirement Plan of McGraw Hill Financial, Inc. and its Subsidiaries (“ERP”) and the McGraw Hill Financial, Inc. Employee Retirement Plan Supplement (“ERPS”), which are described on pages 71 through 73 of this Proxy Statement. The 2015 present value of accumulated benefits decreased from the 2014 present values by $1,233 for Mr. Callahan, $1,287 for Mr. Berisford and $6,572 for Mr. Matturri. Ms. Fato and Messrs. Peterson, Chinn and Sahai are not participants in the ERP and ERPS plans since they did not meet the eligibility requirements on April 1, 2012 when participation in the plans was frozen. These amounts are disclosed in the Pension Benefits Table on page 71 of this Proxy Statement.

(6)	The amounts shown in this column include the items described below:

The Company made contributions under The 401(k) Savings and Profit Sharing Plan of McGraw Hill Financial, Inc. and Its Subsidiaries and the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement as follows:

Name	401(k) Savings and Profit Sharing Plan ($)	401(k) Savings and Profit Sharing Plan Supplement ($)
D. Peterson	$26,188	$86,625
J. Callahan, Jr.	$26,189	$65,313
M. Chinn	$1,500	—
J. Berisford	$26,188	$44,230
A. Matturri	$26,188	$41,204
N. Sahai	$26,188	$48,909
L. Fato	—	$22,500

•

The amount for Mr. Peterson includes the aggregate incremental cost to the Company associated with Mr. Peterson’s personal use of a Company car. The aggregate incremental cost to the Company was determined by multiplying the fuel and depreciation costs incurred by the Company in operating its Company owned car by a fraction, the numerator of which was the total number of personal miles driven by Mr. Peterson in 2015 and the denominator of which was the total number of miles that the Company owned car was driven in 2015. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. Peterson’s personal use of the Company owned car (e.g., insurance premiums and driver salaries). The amount for Mr. Peterson also includes $25,169 for costs relating to Mr. Peterson’s spouse accompanying him on business-related travel, financial counseling and tax return preparation paid for by the Company.

•	The amount for Mr. Callahan includes financial counseling and tax return preparation paid for by the Company.
•	The amount for Mr. Berisford includes personal use of car services and other commuting assistance, financial counseling and tax return preparation paid for by the Company.
•	The amount for Mr. Matturri includes personal use of car services and other commuting assistance and financial counseling and tax return preparation paid for by the Company.
•

The amount for Mr. Sahai includes (i) his separation pay of $1,200,000 ($248,485 paid in 2015 and $951,515 payable in 2016), and (ii) 12 months of continuation of health and welfare benefits, and (iii) a cash payment of $40,000 in lieu of benefit coverage for an additional six months. In addition, the amount includes $27,941 for personal commuting costs, travel costs for his spouse accompanying him on business-related travel, and legal fees relating to his departure paid for by the Company.

•

The amount for Ms. Fato includes (i) her separation pay of $900,000 ($122,727 paid in 2015 and $777,273 payable in 2016), and (ii) 12 months of continuation of health and welfare benefits, and (iii) a cash payment of $30,000 in lieu of benefit coverage for an additional six months. In addition, the amount includes $250,000 for services as a Special Adviser to the President, Standard & Poor’s Ratings Services, $200,000 final installment of sign-on bonus paid in March, 2015 and $31,700 for legal fees relating to her departure.

(7)	Mr. Chinn was appointed President, S&P Capital IQ and SNL, effective September 8, 2015. His compensation is not reported in this Proxy Statement for 2014 and 2013 since he was not a named executive officer for these years.
(8)	On February 10, 2015, Mr. Berisford informed the Company of his decision to leave the Company and ceased serving in an executive officer capacity effective as of such date. He was reinstated as EVP, Human Resources and an executive officer of the company effective April 15, 2015. Effective November 3, 2015, he was appointed to his current role as President, Standard & Poor’s Ratings Services.
(9)	Mr. Matturri joined the Company in May 2007. His compensation is not reported in this Proxy Statement for 2014 and 2013 since he was not a named executive officer for these years.
(10)	Mr. Sahai left his position in 2015 and was replaced at S&P Ratings Services by Mr. John Berisford.
(11)	Ms. Fato left her position in 2015.

2015 Grants of Plan-Based Awards Table

The following table contains information concerning each grant of an award made to the named executive officers in 2015:

	Grant Date (mm/dd/ yyyy)	Date Approved by Compensation and Leadership Development Committee (mm/dd/yyyy)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2) (3)		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name			Target ($)	Maximum ($)	Target (#)	Maximum (#)
D. Peterson	4/1/2015	1/27/2015	$1,500,000	$3,000,000	31,360	62,720				$3,290,000
	4/1/2015	1/27/2015					13,440			$1,410,000
J. Callahan, Jr.	4/1/2015	1/27/2015	$600,000	$1,200,000	8,007	16,014				$840,000
	4/1/2015	1/27/2015					3,431			$360,000
M. Chinn	10/1/2015	9/29/2015	$400,000	$800,000	4,752	9,504				$420,000
	10/1/2015	9/29/2015					2,036			$180,000
	11/2/2015	9/29/2015					14,140			$1,304,425
J. Berisford	5/1/2015	4/28/2015	$450,000	$900,000	5,709	11,418				$595,000
	5/1/2015	4/28/2015					2,447			$255,000
	6/1/2015	4/28/2015			4,337	8,674				$450,000
A. Matturri	6/1/2015	1/27/2015	$525,000	$1,050,000	1,889	3,778				$196,000
	6/1/2015	1/27/2015					810			$84,000
	6/1/2015	1/27/2015	$420,000	$840,000
N. Sahai	4/1/2015	1/27/2015	$800,000	$1,600,000	10,009	20,018				$1,050,000
	4/1/2015	1/27/2015					4,289			$450,000
	6/1/2015	4/28/2015			9,639	19,278				$1,000,000
L. Fato	4/1/2015	1/27/2015	$500,000	$1,000,000	5,671	11,342				$595,000
	4/1/2015	1/27/2015					2,431			$255,000
	6/1/2015	4/28/2015			9,639	19,278				$1,000,000

(1)	Non-equity and equity incentive plan awards do not have minimum threshold amounts. Consequently, no threshold amounts are listed.
(2)	Reflects annual PSUs granted under the Company’s 2002 Stock Incentive Plan, which are discussed on pages 68 and 69 of this Proxy Statement. With the exception of Messrs. Chinn, Berisford, and Matturri, annual PSU awards were granted April 1, 2015. Mr. Chinn’s annual PSU award was granted on October 1, 2015 subsequent to his appointment as President, S&P Capital IQ and SNL. Due to the timing of his reinstatement as EVP, Human Resources, Mr. Berisford’s annual PSU award was granted on May 1, 2015. Mr. Matturri’s annual PSU award was granted on June 1, 2015 consistent with the annual grant timing S&P Dow Jones Indices employees. In connection with their departures, Mr. Sahai and Ms. Fato’s unearned annual PSUs will earn and payout on the original terms and conditions of the awards but they will be prorated to reflect the time through the end of their respective separation pay periods. For vesting terms, see footnote (3) to the Outstanding Equity Awards at 2015 Fiscal Year-End Table below.
(3)	Reflects special, one-time PSU awards to Messrs. Berisford and Sahai and Ms. Fato granted on June 1, 2015 in recognition of their significant contributions to the Company. In connection with his departure, Mr. Sahai’s entire special PSU award was forfeited and canceled. Ms. Fato’s special PSU award was not amended as a result of her departure from the Company. For vesting terms, see footnote (3) to the Outstanding Equity Awards at 2015 Fiscal Year-End Table below.
(4)	Reflects annual RSUs granted under the Company’s 2002 Stock Incentive Plan, which are discussed on pages 68 and 69 of this Proxy Statement. With the exception of Messrs. Chinn, Berisford, and Matturri, annual RSU awards were granted on April 1, 2015. Mr. Chinn’s annual RSU award was granted on October 1, 2015 subsequent to his appointment as President, S&P Capital IQ and SNL. On November 2, 2015 Mr. Chinn was granted an additional RSU retention award. The minimum grant date value of the award was $1,000,000, with the potential to increase the size of the award by a further one share for every five shares Mr. Chinn purchased at fair market value between September 9, 2015 and October 30, 2015. The final grant date value of the matching grant was $304,425. Due to the timing of his reinstatement as EVP, Human Resources, Mr. Berisford’s annual RSU award was granted on May 1, 2015. Mr. Matturri’s annual RSU award was granted on June 1, 2015 consistent with the 2015 annual grant timing for S&P Dow Jones Indices employees. In connection with his departure, Mr. Sahai’s RSUs will be prorated for the period through September 8, 2016, the end of his separation pay period. As of his termination date, Mr. Sahai held 4,289 unvested RSUs of which a prorated portion of 2,383 shares will be delivered on the originally scheduled payment date. In connection with her departure, Ms. Fato’s RSUs will be prorated for the period through October 16, 2016, the end of her separation pay period. As of her termination date, Ms. Fato held 2,431 unvested RSUs of which a prorated portion of 1,486 shares will be delivered on the originally scheduled payment date. For vesting terms, see footnote (1) to the Outstanding Equity Awards at 2015 Fiscal Year-End Table below.
(5)	The amounts in this column for the PSUs, RSUs and stock option awards reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column for the PSUs were calculated based on the probable outcome of the performance condition as of the grant date in accordance with FASB ASC Topic 718. For the values of these PSUs, assuming attainment of the maximum level of performance, see footnote (2) to the 2015 Summary Compensation Table on page 62 of this Proxy Statement. The actual value, if any, realized by each named executive officer for these PSUs, RSUs and stock option awards is a function of the value of the shares if and when they vest. For additional information on how we account for equity-based compensation, see Footnote 7 to the Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 12, 2016.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and other equity incentive plan awards outstanding on December 31, 2015 (other than PSUs that vested on December 31, 2015 but did not settle until 2016) for each of the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
D. Peterson	53,368			$38.13	10/02/2021
	20,596	10,611	(4)	$51.55	3/31/2023
	16,930	34,374	(5)	$77.81	3/31/2024	13,440	$1,324,915	134,690	$13,277,740
J. Callahan, Jr.	49,420			$37.41	3/31/2021
	13,730	7,074	(4)	$51.55	3/31/2023
	4,232	8,594	(5)	$77.81	3/31/2024	3,431	$338,228	81,922	$ 8,075,871
M. Chinn						16,176	$1,594,630	9,504	$ 936,904
J. Berisford	5,836	6,013	(4)	$51.55	3/31/2023
	3,597	7,305	(5)	$77.81	3/31/2024	2,447	$241,225	41,812	$ 4,121,827
A. Matturri	1,729			$67.19	5/31/2017
	3,761			$36.91	3/31/2018
	5,372			$21.95	3/31/2019
	2,014			$24.23	9/30/2019
	5,104			$33.98	3/31/2020
	5,560			$37.41	3/31/2021	810	$79,850	3,778	$ 372,435
N. Sahai (6)	6,348	12,891	(6)	$77.81	3/31/2024	15,826	$1,560,127	26,116	$ 2,574,515
L. Fato (7)						1,486	$146,490	44,514	$ 4,388,190

(1)	Represents unvested restricted stock and RSU awards which are not performance-based. These awards vest as follows: for Messrs. Peterson, Callahan, Berisford and Matturri, these shares fully vest on December 31, 2017, for Mr. Chinn, 14,140 shares vest on December 31, 2016 and 2,036 shares vest on December 31, 2017.
(2)	Value based on closing price on December 31, 2015 of $98.58. The amounts for the awards do not necessarily reflect the dollar amounts of compensation that may be realized by our named executive officers. Based on Company performance through December 31, 2015 and in accordance with SEC rules, the number of PSUs reflected in the table represents the maximum number of PSUs granted under the Company’s 2002 Stock Incentive Plan that are realizable in connection with the achievement of pre-established performance targets over the applicable performance periods. The actual number of PSUs, if any, that will vest will be based on the level of achievement of the applicable performance goal as of the actual end of the applicable performance period. For more on the terms of awards granted in 2015, see pages 54 through 56 of the Compensation Discussion and Analysis included in this Proxy Statement.
(3)

Includes: (i) for all named executive officers, PSUs granted in 2015 that are scheduled to vest at the end of a three-year performance period (January 1, 2015 – December 31, 2017) and to pay out in March 2018, with payment ranging up to a maximum of 200% of the target shares based on the achievement of a compound annual diluted earnings per share growth goal; (ii) for all named executive officers, PSUs granted in 2014 that are scheduled to vest at the end of a three-year per-

formance period (January 1, 2014 – December 31, 2016) and to pay out in March 2017, with payment ranging up to a maximum of 200% of the target shares based on the achievement of a compound annual ICP Adjusted diluted earnings per share growth goal; (iii) for Mr. Callahan, a PSU award granted on August 1, 2013, which is scheduled to vest on July 31, 2016 based on a maximum of 200% of target shares for the achievement of an annual ICP Adjusted diluted earnings per share goal for the period January 1, 2015 – December 31, 2015; and (iv) for Mr. Berisford, a PSU award granted on April 1, 2014, which is scheduled to vest on December 31, 2016 based on a maximum of 200% of target shares for the achievement of a compound annual ICP Adjusted diluted earnings per share growth goal for the period January 1, 2014 – December 31, 2016; and (v) for Mr. Berisford, a PSU award granted on May 1, 2015, which is scheduled to vest on December 31, 2017 based on a maximum of 200% of target shares for the achievement of a compound annual ICP Adjusted diluted earnings per share growth goal for the period January 1, 2015 – December 31, 2017; and (vi) for Messrs. Berisford and Sahai, and Ms. Fato, PSU awards granted on June 1, 2015 which are scheduled to vest on December 31, 2017 based on a maximum of 200% of target shares for the achievement of a compound annual ICP Adjusted diluted earnings per share growth goal for the period January 1, 2015 – December 31, 2017.
(4)	These unvested options will generally vest as follows: 100% on April 1, 2016.
(5)	These unvested options will generally vest as follows: 49% on April 1, 2016; and 51% on April 1, 2017.
(6)	As a result of Mr. Sahai’s departure from the Company in 2015, his unvested options will continue to vest through September 8, 2016, the end of his separation pay period; his 2014 restricted share award will vest on February 3, 2017; his 2014 PSUs are prorated through September 8, 2015 and will vest December 31, 2016. His 2015 RSUs and PSUs are prorated through September 8, 2016 and will vest December 31, 2017.
(7)	As a result of Ms. Fato’s departure from the Company in 2015, her 2014 PSU award will vest December 31, 2016 and her special 2015 PSU award will vest December 31, 2017. Her 2015 RSU award and 2015 annual PSU award are prorated through October 16, 2016 and will vest December 31, 2017.

Option Exercises and Stock Vested in 2015

The following table contains information concerning each exercise of stock options and each vesting of PSUs and restricted stock awards during 2015 (but not including PSUs that vested on December 31, 2015 but did not settle until 2016) for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
D. Peterson	20,000	$ 1,204,000	100,574	$ 8,966,100
J. Callahan, Jr.	—	—	41,869	$3,722,833
M. Chinn	—	—	—	—
J. Berisford	47,841	$3,142,694	28,615	$2,546,207
A. Matturri	—	—	—	—
N. Sahai	—	—	13,443	$1,148,032
L. Fato	—	—	—	—

(1)	Represents the amount realized based on the difference between the closing price of the Company’s common stock on the date of exercise and the grant price.
(2)	Represents the amounts realized based on the closing price of the Company’s common stock on the applicable vesting date.

Pension Benefits

2015 Pension Benefits Table

The following table contains information with respect to each Plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)
D. Peterson	ERP	—	—
	ERPS	—	—

	Total		—
J. Callahan, Jr.	ERP	0	$ 23,700
	ERPS	0	$ 29,918

	Total		$ 53,618
M. Chinn	ERP	—	—
	ERPS	—	—

	Total		—
J. Berisford	ERP	0	$ 18,658
	ERPS	0	$ 13,260

	Total		$ 31,918
A. Matturri	ERP	4	$106,497
	ERPS	4	$160,734

	Total		$267,231
N. Sahai	ERP	—	—
	ERPS	—	—

	Total		—
L. Fato	ERP	—	—
	ERPS	—	—

	Total		—

(1)	The benefit amounts shown in the table are actuarial present values of the benefits accumulated through December 31, 2015, as described below. The actuarial present value is calculated by estimating the expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at an assumed discount rate of 4.47% for the ERP and 4.46% for the ERPS, would be sufficient on an average basis to provide the estimated future payments based on the benefit currently accrued. The assumed retirement age for each named executive officer is the earliest age at which the executive could retire without any benefit reduction due to age. The actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.
(2)	As discussed further on page 72 of this Proxy Statement, on April 1, 2012 the Company “froze” the ERP and ERPS. Final benefits for each named executive officer are calculated based on that date, and no additional adjustments are made based on additional service or pay after that date. Messrs. Peterson, Chinn, and Sahai, and Ms. Fato are not participants in the ERP and ERPS Plans since they did not meet the eligibility requirements by April 1, 2012.

The named executive officers, other than Ms. Fato and Messrs. Peterson, Chinn, and Sahai, are entitled to retirement benefits under two defined benefit Plans of the Company: the Employee Retirement Plan of McGraw Hill Financial, Inc. and Its Subsidiaries (generally referred to as the “ERP”) and the McGraw Hill Financial, Inc. Employee Retirement Plan Supplement (generally referred to as the “ERP Supplement” or “ERPS”). Ms Fato, who joined the company in 2014, Mr. Peterson, who joined the Company in 2011, Mr. Chinn, who joined the Company in 2015, and Mr. Sahai, who joined the Company in 2014, were not eligible to participate in these Plans before participation was frozen on April 1, 2012.

Messrs. Callahan, Berisford and Matturri were not fully vested in their benefits in either the ERP or ERPS as of December 31, 2015.

Employee Retirement Plan of McGraw Hill Financial, Inc. and Its Subsidiaries (ERP)

The Company sponsors a qualified defined benefit pension Plan to provide retirement benefits to eligible U.S.-based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s total Plan compensation during such participant’s employment with the Company (this is called a career pay formula).

A Plan participant’s annual benefit accrual under the ERP is calculated as 1% of Plan compensation. The Plan compensation includes the participant’s base salary and short-term incentive award. Because this is a qualified Plan, the Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2012, the last year for which any benefits accrued under the ERP, this compensation limit was $250,000. The retirement benefit payable from this Plan is the sum of each year’s annual benefit accrual. This amount is available unreduced at the earlier of the Plan’s normal retirement age of 65 or age 62 if a participant has 10 years of service with the Company. If a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. The benefit is reduced by 4% per year for each year of payment prior to age 62 to reflect the earlier payments.

Participants can choose from among several optional forms of annuity payments under the ERP. A participant receives the highest monthly payment under a single life annuity, while the other payment forms result in a lower monthly benefit generally because payment may be made to a surviving joint annuitant or beneficiary following the participant’s death.

The present value estimates shown in the Pension Benefits Table assume payment of the named executive officers’ accumulated benefits under the ERP, based on pay and service earned through April 1, 2012, in the form of a single life annuity commencing on the earliest date the benefits are available unreduced (age 65 in the case of Messrs. Callahan and Berisford, age 62 in the case of Mr. Matturri). The values assume a discount rate of 4.47% and a mortality assumption based on the fully generational RP-2015 mortality table with MP-2015 improvement scale.

McGraw Hill Financial, Inc. Employee Retirement Plan Supplement (ERPS)

The Company also maintains a non-qualified pension Plan. This Plan is intended to help attract and retain the executive workforce by providing benefits incremental to those permitted under the qualified pension Plan.

The ERPS is designed to restore retirement benefits that cannot be paid from the ERP due to Internal Revenue Code limits. The benefit provided under the ERPS will effectively equal the difference between the benefit that would have been earned under the ERP, without regard to any pay or benefit limits, and the actual benefit payable from the ERP.

All Plan participants of the ERP are potentially eligible for the ERPS, including each of the named executive officers other than Ms. Fato and Messrs. Peterson, Chinn, and Sahai, provided their ERP benefits are limited by the Internal Revenue Code limits. In general, a participant’s annual accrual under the ERPS is determined based on 1% of the Plan compensation under the ERP in excess of the Internal Revenue Code compensation limit for that year ($250,000 in 2012). The retirement benefit payable under the ERPS is the sum of each year’s annual benefit accrual. ERPS payments commence one year following separation from service or, if later, age 65 or age 62 with 10 years of service with the Company.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the ERPS assume a discount rate of 4.46% and are determined using the same payment and mortality assumptions as were used to estimate the values shown for the ERP.

2015 Non-Qualified Deferred Compensation Table

The following Non-Qualified Deferred Compensation Table contains information concerning our various non-qualified savings and deferral Plans offered to our named executive officers. The Key Executive Short-Term Incentive Deferred Compensation Plan (“ST Incentive Deferred Comp”) permits executives to defer amounts previously earned on a pre-tax basis. The SIPS & ERAPS Plan is the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement, also referred to below as the Company’s “401(k) Savings and Profit Sharing Plan Supplement”:

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
D. Peterson	SIPS & ERAPS	$47,250	$86,625	$(9,774)	—	$914,860
	ST Incentive Deferred Comp	$200,000	$—	$16,189	—	$540,804

	Total:	$247,250	$86,625	$6,415	—	$1,455,664
J. Callahan, Jr.	SIPS & ERAPS	$35,625	$65,313	$(24,220)	—	$700,461
	ST Incentive Deferred Comp	$300,000	$—	$8,215	—	$308,215

	Total:	$335,625	$65,313	$(16,005)	—	$1,008,676
M. Chinn	SIPS & ERAPS	$—	$—	$—	—	$—
	ST Incentive Deferred Comp	$—	$—	$—	—	$—

	Total:	$—	$—	$—	—	$—
J. Berisford	SIPS & ERAPS	$24,126	$44,230	$(16,817)	—	$474,434
	ST Incentive Deferred Comp	$—	$—	$—	—	$—

	Total:	$24,126	$44,230	$(16,817)		$474,434
A. Matturri	SIPS & ERAPS	$22,475	$41,204	$11,579	—	$617,278
	ST Incentive Deferred Comp	$—	$—	$—	—	$—

	Total:	$22,475	$41,204	$11,579		$617,278
N. Sahai	SIPS & ERAPS	$28,000	$48,909	$28,700	—	$277,810
	ST Incentive Deferred Comp	$—	$—	$—	—	$—

	Total:	$28,000	$48,909	$28,700	—	$277,810
L. Fato	SIPS & ERAPS	$22,500	$22,500	$1,460	—	$104,000
	ST Incentive Deferred Comp	$—	$—	$—	—	$—

	Total:	$22,500	$22,500	$1,460	—	$104,000

(1)	Reflects executive contributions to the Company’s 401(k) Savings and Profit Sharing Plan Supplement for the 2015 fiscal year, as further described on page 75 of this Proxy Statement.
(2)	Reflects Company contributions to the Company’s 401(k) Savings and Profit Sharing Plan Supplement for the 2015 fiscal year, all of which are reported in the All Other Compensation column of the Summary Compensation Table on pages 62 and 64 of this Proxy Statement.
(3)	Reflects non-qualified deferred compensation earnings under the Company’s 401(k) Savings and Profit Sharing Plan Supplement and Key Executive Short-Term Incentive Deferred Compensation Plan.
(4)	This column includes the following aggregated amounts that were disclosed in the Summary Compensation Tables of prior Proxy Statements: $431,827 for Mr. Peterson; $474,467 for Mr. Callahan; $320,647 for Mr. Berisford; and $85,855 for Mr. Sahai. Amounts for Messrs. Chinn and Matturri and Ms. Fato were not previously disclosed.

The amounts shown as Company contributions represent employer savings and profit sharing contributions under the 401(k) Savings and Profit Sharing Plan Supplement. In 2013, the employer contribution for the savings plan component increased to 6% of eligible compensation above the IRS compensation limit. In 2014 and later years, participants are required to make employee contributions under the 401(k) Savings and Profit Sharing Supplement to receive the employer contributions to the savings plan component and the amount of the employer contribution will be based on the amount of the employee contribution, up to 6% of eligible compensation above the IRS compensation limit. In 2012 and 2013, participants were required to make the maximum pre-tax contribution under the qualified 401(k) Savings and Profit Sharing Plan in order to receive the savings plan component supplement. These amounts are also included as All Other Compensation in the Summary Compensation Table column on pages 62 and 64 of this Proxy Statement. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are currently credited with interest at the rate earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund. The annual rate of interest credited under these Plans was 2.48% for the 2015 fiscal year. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are distributed to executives in the year following the year in which the executive separates from service.

Prior to 2014, executives could elect to defer all or part of their annual bonus payment under the Key Executive Short-Term Incentive Deferred Compensation Plan. Earnings on amounts deferred under the Key Executive Short-Term Incentive Deferred Compensation Plan are credited at a rate equal to 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the bonus compensation is credited under the Plan. The interest rate that applied to outstanding balances during the 2015 fiscal year was 3.29%. Account balances under the Key Executive Short-Term Incentive Deferred Compensation Plan are distributed to executives in accordance with their individual elections. Participants may elect to receive their deferred award payments in a single lump-sum or in up to 15 equal annual installments. Payments may commence within 60 days of retirement or termination or as of January 1 of the year following the year in which such event occurs.

In 2014, the Company enhanced the 401(k) Savings and Profit Sharing Plan Supplement to allow for deferrals of up to 25% of eligible pay above the IRS Compensation limit. As a result of this change, the Company decided to no longer offer a deferral opportunity under the Key Executive Short-Term Incentive Compensation Plan.

Potential Payments Upon Termination or

Change-in-Control

The named executive officers may be eligible to receive certain payments and benefits under our severance, incentive and retirement plans in connection with the named executive officer’s termination or a change-in-control. Described below are the specific events that would trigger the payments and benefits, and the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events. In addition, described below in the section “Payments to Mr. Sahai and Ms. Fato in Connection with their Departures” are actual payments and benefits that were provided or that will be payable to Mr. Sahai and Ms. Fato in connection with their respective departures from the Company.

Senior Executive Severance

The named executive officers, excluding Mr. Chinn, are eligible for severance benefits under our Senior Executive Severance Plan upon the occurrence of the following triggering events:

•	the Company terminates the executive other than for cause;
•

the executive resigns due to an adverse change in the executive’s functions, duties or responsibilities that would cause the executive’s position to have substantially less responsibility, importance or scope; or

•	the executive resigns due to a reduction of the executive’s base salary by 10% or more.

In addition, the executive will be eligible for severance benefits if the executive resigns following a change-in-control because:

•

the executive’s base salary is reduced (other than a reduction of less than 10% as part of a Company-wide salary reduction) below the highest rate in effect since the beginning of the 24-month period prior to the change-in-control;

•	the executive’s annual or long-term incentive opportunity is materially less favorable than at any time since the beginning of the 24-month period prior to the change-in-control;
•	the aggregate value of the executive’s pension and welfare benefits is materially reduced;
•	the executive is required to transfer to a principal business location that increases the distance to the executive’s residence by more than 35 miles;
•

there is an adverse change in the executive’s title or reporting relationship or an adverse change by the Company in the executive’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the executive no longer serving as the chief executive, or reporting to the chief executive, of an independent, publicly traded company as a result thereof), which change would cause the executive’s position with the Company to become one of substantially less responsibility, importance or scope; or

•	a successor to the Company fails to adopt the Plan.

A termination for “cause” generally means a termination due to misconduct that results in, or could reasonably be expected to result in, material damage to the Company’s property, business or reputation.

A “change-in-control” generally means:

•	a person or group acquires 20% or more of the Company’s voting securities;
•	the members of our Board of Directors on January 28,1987, together with persons approved by a majority of those members or persons approved by them, no longer make up a majority of the Board;

•

consummation of a merger or consolidation involving the Company if our voting securities do not represent more than 50% of the outstanding shares and voting power of the company surviving the transaction; or

•	our shareholders approve the liquidation or dissolution of the Company.

A change-in-control by reason of a change in a majority of our Board, as described above, could arise, for example, as a result of a contested election (or elections) in which shareholders elect a majority of the members of the Board from nominees who are not nominated for election by the incumbent Board.

Under the Plan, as it was in effect as of December 31, 2015, each named executive officer, except for Mr. Chinn, was eligible to receive the following severance benefits:

•

continued payment of the executive’s base salary and participation in the Company’s retirement, life, medical, dental, accidental death and disability insurance benefit plans during a severance period of 12 months;

•	a lump sum payment at the end of the severance period of the executive’s base salary for a period of 12 months for the CEO and 6 months for the other named executive officers.
•	an additional lump sum severance payment at the end of the severance period equal to 10% of the lump sum payment calculated above in lieu of continued benefits.

Effective in 2016, the terms of the Plan were amended such that named executive officers, with the exception of the CEO, with less than 24 months of service will receive separation pay equal to 1 times the annual base salary. Once the named executive officer completes 24 months of continuous service, the Plan would provide pay equal to 1.5 times the annual base salary. All other provisions of the Plan will continue to apply for the term of the severance period.

If the triggering event took place following a change-in-control, then the total severance payments during the 12-months severance period would have been equal to the sum of the executive’s annual base salary and annual target bonus, and the lump sum payment due at the end of the severance period would have been equal to 100% of the total, increased by an amount equal to 10% of the lump sum in lieu of benefits. In each case, to receive the separation pay due under the Plan, the executive would have had to sign a general release of claims against the Company.

In general, if payments under the Plan are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then a deduction to the Company will be disallowed and the executive will be subject to an excise tax equal to 20% of the amount. Because of the way the excise tax is calculated, in certain circumstances, the executive may receive a larger after-tax amount (and the Company will be entitled to a larger tax deduction) if the gross amount payable to the executive is reduced. In this case, certain of the executive’s payments would be “cut back” to the largest amount that would not result in payment of any excise tax.

Severance payments to the named executive officers that constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code will generally be delayed during the first six months following the executive’s termination, as required under Section 409A, and installments that would have otherwise been paid during the six-month delay will be paid in a lump sum following the end of the six-month delay.

Mr. Chinn is eligible for severance benefits under an Employment Agreement entered upon the Company’s acquisition of SNL Financial. This agreement is effective until December 31, 2016, after which time Mr. Chinn will be covered by McGraw Hill’s Senior Executive Severance Plan.

Under his Agreement, Mr. Chinn is eligible for severance benefits equal to 24 months of his base salary and medical insurance benefits, and an amount equal to the bonus earned based on SNL performance through the termination date, upon the occurrence of the following events:

•

The Company terminates Mr. Chinn other than for Cause, which generally means a termination due to misconduct that results in, or could reasonably result in, material damage to Company or Mr. Chinn’s material breach of the Agreement; or for Disability, which generally means a termination due to the inability to perform the position with reasonable accommodation.

•

Mr. Chinn terminates employment for Good Reason, defined as a change in position which materially reduces the level of responsibility or authority; the Company’s breach of material terms of the Agreement; or relocation of the principle place of employment the increases the commute more than 50 miles.

The following table shows the estimated payments and benefits that would have been provided to each named executive officer if the executive’s employment had terminated on December 31, 2015:

Name	Payment on Termination ($) (1)	Payment on Termination Following Change-in-Control ($) (2)
D. Peterson	$2,115,080	$5,250,000
J. Callahan, Jr.	$1,177,580	$2,835,000
M. Chinn	$1,230,520	N/A
J. Berisford	$945,080	$2,205,000
A. Matturri	$751,330	$2,100,000
N. Sahai (3)	$1,253,899	N/A
L. Fato (3)	$943,899	N/A

(1)	The estimated payment on termination reflects the amount payable including the estimated value of continued benefit coverage during the severance period.
(2)	The estimated payment on termination following a change-in-control payable in a lump sum amount includes the severance benefit payable under the Plan plus 10% of the severance amount in lieu of continued benefit coverage.
(3)	For Mr. Sahai and Ms. Fato, represents actual payments made in connection with their respective departures from the Company.

Key Executive Short-Term Incentive Compensation Plan

The named executive officers may receive a portion of their annual bonus award under the Company’s Key Executive Short-Term Incentive Compensation Plan if the executive terminates employment because of death, disability or retirement, or if the Company terminates the executive other than for cause. Payments are prorated for the period the executive was employed during the year and are made to the executive in a lump sum on the regular payment date under the Plan.

If there is a change-in-control, each named executive officer will receive a payment equal to the average of the named executive officer’s annual bonus payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. The Company may also pay the executive any additional amount necessary to reflect the actual achievement of the Company performance objectives and individual performance criteria for the executive through the date of the change-in-control.

The following table shows the estimated payments that would have been provided under the Key Executive Short-Term Incentive Compensation Plan to each named executive officer if the executive’s employment had terminated on December 31, 2015, or if a change-in-control had occurred on that date:

Name	Payment on Termination ($) (1)	Payment on Change-in-Control ($) (2)
D. Peterson	$1,500,000	$1,197,912
J. Callahan, Jr.	$600,000	$821,667
M. Chinn	$400,000	$454,059
J. Berisford	$450,000	$588,333
A. Matturri	$525,000	$614,000
N. Sahai (3)	$574,400	N/A
L. Fato (3)	$645,000	N/A

(1)	This assumes full year target level of achievement for the named executive officers. The actual payments under the Company’s Key Executive Short-Term Incentive Compensation Plan are reflected in the Summary Compensation Table on pages 62 and 63 of this Proxy Statement.
(2)	Reflects the average of the actual payments paid over the last three years, except for Mr. Chinn. His payment was determined by the following formula under the Plan: base salary multiplied by the average change-in-control award payments of other participants at the same grade level divided by the average base salary of other participants at the same grade level.
(3)	For Mr. Sahai and Ms. Fato, represents actual payments made in connection with their respective departures from the Company.

Stock Incentive Plan

Each of the named executive officers has been granted PSUs and RSUs under the Company’s 2002 Stock Incentive Plan. These awards are described on pages 66 through 69 of this Proxy Statement.

Awards Granted After December 31, 2014

Awards granted under the Company’s 2002 Stock Incentive Plan after December 31, 2014 are subject to “double-trigger” treatment in the case of a change-in-control. For details, see page 58 of this Proxy Statement.

Long-Term Performance Awards

If the named executive officer terminates employment due to retirement, disability or death, or, with the approval of the Compensation and Leadership Development Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by outstanding awards.

For awards granted on or before December 31, 2014, if the executive terminates due to retirement or disability, the executive receives the number of shares that would be payable under the terms of the award based on actual performance for the performance period, prorated for the number of years during the award cycle (including the year of termination) that the executive was employed. In the event of termination by the Company other than for cause, with the approval of the Compensation and Leadership Development Committee, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the performance period, prorated for the number of months during the award cycle that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

For awards granted after December 31, 2014, if the executive terminates due to retirement or disability, or in the event of termination by the Company other than for cause, with the approval of the Compensation and Leadership Development Committee, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the performance period, prorated for the number of months during the award cycle that the executive was employed plus the number of months during which the executive receives separation pay. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the case of the executive’s death, the number of shares awarded is based on actual performance for the performance period, prorated for the number of months completed during the award cycle. Delivery of the awarded shares is made by March 15 of the year following the executive’s death.

In the event of a change-in-control during the performance period, the executive may receive the number of shares that would be payable upon achievement of the higher of the target or actual performance as follows:

•	a prorated number of shares, based on the portion of the award cycle elapsed before the date of the change-in-control, is released to the executive on the date of the change-in-control; and
•

the value of the remaining shares, generally based on the highest price per share paid in the change-in-control, is paid to the executive in a lump sum in the year following the end of the normal maturity date under the awards.

If not already paid, the cash payment described above will be made to the executive in a lump sum upon termination of the executive’s employment due to retirement, disability or death, or by the Company other than for cause.

Restricted Stock Units

If the named executive officer terminates employment due to retirement, disability or death, or, with the approval of the Compensation and Leadership Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by the outstanding RSUs. In the case of the executive’s death, delivery of the awarded shares is made within 60 days following the date of the employee’s passing.

In the event of a change-in-control during the vesting period, if assumed on substantially the same terms and conditions, RSUs will roll over into awards of the successor company’s stock and will remain outstanding subject to their original vesting terms, except that they will vest in full if the executive’s employment is terminated due to retirement, disability or death or by the Company without cause within 24 months following the change-in-control. If RSUs are not so assumed, they will vest in full upon the change-in-control.

Stock Options

If the named executive officer terminates employment due to death, disability or normal retirement, the executive’s stock options will vest in full. In addition, in the case of death, the options will be exercisable for one year following the date of death, and, in the case of disability or retirement, until the end of the option term. If the executive terminates employment due to early retirement, generally, the vesting of the executive’s stock options will not accelerate, but, to the extent they are vested at the time of retirement and the executive is 55 or older with 10 years of continuous service, the options will be exercisable until the end of the option term.

In the event of a change-in-control, all outstanding stock options will vest in full and will either be converted into awards based on the common stock of the surviving company or paid to the executive in cash. Cash payments under options will be equal to the value of the option shares, generally the highest price per share paid in the change-in-control, less the exercise price of the shares.

Restricted Stock Awards

For awards granted on or before December 31, 2014, if the named executive officer’s employment is terminated for any reason other than death, restricted stock awards will be forfeited. In the case of death, a portion of restricted stock awards will vest on a pro rata basis. In the event of a change-in-control during the vesting period, restricted stock awards will vest in full upon the change-in-control.

Long-Term Cash Awards

Dow Jones Indices Long-Term Performance Cash Awards

For awards granted on or before December 31, 2014, if the executive terminates due to retirement or death or in the event of termination by the Company other than for cause, with the approval of the Compensation and Leadership Development Committee, the executive receives the dollar value in cash that would be payable under the terms of the award based on the actual performance for the performance period, prorated for the number months during the award cycle that the executive was employed. Payment of the award is made on or before March 15th in the year following the normal maturity date for the award.

For awards granted after December 31, 2014, if the executive terminates due to retirement or death, the executive receives the dollar value in cash that would be payable under the terms of the award based on actual performance for the performance period, prorated for the number of months during the award cycle that the executive was employed. In the event of termination by the Company other than for cause, with the approval of the Compensation and Leadership Development Committee, the executive receives the dollar value in cash that would be payable under the terms of the award based on actual performance for the performance period, prorated for the number of months during the award cycle that the executive was employed plus the number of months during which the executive receives separation pay. Payment of the award is made on or before March 15th in the year following the normal maturity date for the award. In the case of the executive’s death, the payment will be made in the year following the executive’s death.

In the event of a change-in-control during the performance period, the Board of the Company may take all actions it may determine necessary or appropriate to treat the executive equitably, including without limitation the modification or waiver of applicable performance measures, the performance period, or cash awards. In no circumstance will the timing of the award payment date be accelerated.

The following table shows the estimated payments and benefits that would have been provided to each named executive officer in respect of stock options and Long-Term Awards under the Company’s 2002 Stock Incentive Plan if the executive’s employment had terminated on December 31, 2015, or if a change-in-control had occurred on that date:

	Termination of Employment			Change-in-Control
Name	Stock Options ($)(1) (2)	Long-Term Awards ($) (1) (3)	Total ($)	Stock Options ($) (1) (2)	Long-Term Awards ($) (1) (4)	Total ($)
D. Peterson	$850,671	$9,023,979	$9,874,650	$1,212,983	$11,678,541	$12,891,524
J. Callahan, Jr.	$420,610	$7,339,099	$7,759,709	$511,188	$8,860,145	$9,371,333
M. Chinn	—	$1,839,996	$1,839,996	—	$2,063,082	$2,063,082
J. Berisford	$357,522	$3,639,643	$3,997,165	$434,516	$4,407,088	$4,841,604
A. Matturri	—	$1,645,970	$1,645,970	—	$2,214,692	$2,214,692
N. Sahai (5)	$263,717	$2,670,206	$2,933,923	N/A	N/A	N/A
L. Fato (5)	—	$2,340,585	$2,340,585	N/A	N/A	N/A

(1)	Dollar value determined using MHFI’s December 31, 2015 closing stock price of $98.58.
(2)	For all NEOs except Mr. Sahai, reflects accelerated vesting for all unvested stock option awards upon death, disability or with the consent of the Compensation and Leadership Development Committee.
(3)	For all NEOs except Messrs. Matturri and Sahai, and Ms. Fato, reflects actual achievement in the 2013 PSU cycle and prorated participation and target achievement in the 2014 and 2015 PSU award cycles through December 31, 2015 upon death, disability or retirement, or involuntary termination without cause, with the consent of the Compensation and Leadership Development Committee. For Mr. Matturri, reflects actual achievement in the 2013 long-term cash cycle and prorated participation and target achievement in the 2014 and 2015 long-term cash award cycles and 2015 PSU cycle through December 31, 2015 upon death, disability or retirement, or involuntary termination without cause, with the consent of the Compensation and Leadership Development Committee. For all NEOs, this amount also includes time-based restricted stock and RSU awards.
(4)	For all NEOs except Mr. Matturri, reflects actual achievement of the 2013 PSU award and target achievement of the performance goals for the 2014 and 2015 PSU awards. For Mr. Matturri, reflects actual achievement of the 2013 long-term cash award and target achievement of the performance goals for the 2014 and 2015 long-term cash awards and 2015 PSU award. For all NEOs, this amount also includes time-based restricted stock and RSU awards.
(5)	For Mr. Sahai and Ms. Fato, represents the actual equity treatment in connection with their respective departures from the Company. For a description of their respective equity termination treatments, see pages 83 through 85 of the Proxy Statement. 2013 PSUs reflect actual achievement in the cycle and target achievement and target achievement in the 2014 and 2015 PSU award cycles. Depending on final performance achievement, actual final payments of the 2014 and 2015 PSU awards may be higher or lower than the values disclosed in this table. These amounts also include time-based restricted stock and RSU awards. For Mr. Sahai, stock option amount reflects the portion of his unvested options due to vest during his separation pay period added to his already vested options; the total of which was valued as of December 31, 2015.

Retirement and Other Benefits

As described on pages 71 through 73 of this Proxy Statement, except as noted below, each of the named executive officers is entitled to receive benefits under the Company’s Employee Retirement Plan (the “ERP”) and the Employee Retirement Plan Supplement (the “ERPS”) and, as described below, the Company’s Management Supplemental Death & Disability Benefits Plan. As previously noted on page 72, Messrs. Peterson, Chinn, and Sahai, and Ms. Fato were not eligible to participate in the ERP and ERPS before they were frozen on April 1, 2012. In addition, the named executive officers participate in The 401(k) Savings and Profit Sharing Plan of McGraw Hill Financial, Inc. and its Subsidiaries, described on page 64 of this Proxy Statement, and are eligible to participate in the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement, described on pages 74 and 75 of this Proxy Statement, and were eligible to participate in the Key Executive Short-Term Incentive Deferred Compensation Plan, described on page 75 of this Proxy Statement.

Employee Retirement Plan and Supplement

Following termination of their employment, except as noted above, the named executive officers are entitled to receive retirement benefits (described on pages 71 through 73 of this Proxy Statement) under the Company’s Employee Retirement Plan and Employee Retirement Plan Supplement, and have accrued the benefits shown on page 71 of this Proxy Statement through the end of the 2015 fiscal year. In the event of a change-in-control, the executives will receive, in a lump sum, the actuarial equivalent of their accrued benefits under the Employee Retirement Plan Supplement as described on pages 72 and 73 of this Proxy Statement.

Management Supplemental Death & Disability Benefits Plan

For all named executive officers, excluding Mr. Chinn, under our Management Supplemental Death & Disability Benefits Plan, if a named executive officer dies before retirement, the executive’s beneficiary will receive a lump sum death benefit equal to 200% of the executive’s base salary in effect at the time of death. In addition, if the executive is disabled prior to age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of: (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability; or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive is no longer disabled or reaches age 65.

Non-Qualified Deferred Compensation Plans

In the event of a change-in-control, the named executive officers, except Mr. Chinn, will receive payment in a lump sum of their account balances under the Company’s 401(k) Savings and Profit Sharing Plan Supplement and the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan. The named executive officers may also receive these amounts in connection with their termination of employment. Each executive’s account balances under these Plans at the end of the 2015 fiscal year are shown on page 74 of this Proxy Statement.

Payments to Mr. Sahai and Ms. Fato in Connection with their Departures

In connection with their departures, Mr. Sahai and Ms. Fato received payments and benefits in accordance with pre-existing plans and awards. These payments and benefits are summarized and quantified below.

Mr. Sahai

Mr. Sahai ceased to serve as an executive officer of the Company on September 8, 2015. In connection with his departure, Mr. Sahai received severance benefits under our Senior Executive Severance Plan consisting of (i) 18 months of separation pay for a total of $1,200,000, (ii) 12 months of continuation of health and welfare benefits under our benefit plans and (iii) a cash payment of $40,000 in lieu of benefit coverage for an additional six months. Mr. Sahai executed a general release of claims against the Company in connection with his departure.

In addition, Mr. Sahai received a prorated portion of his bonus for the 2015 year in the amount of $574,400. The following of Mr. Sahai’s outstanding equity awards were treated pursuant to the terms of the applicable award agreements:

(i)	his unvested options will continue to vest through September 8, 2016, the end of his separation pay period. As of his termination date, Mr. Sahai held 12,891 unvested options, 6,349 of which are expected to vest and become exercisable on April 1, 2016. At the end of his separation pay period, he will hold 12,697 vested and exercisable options; any unvested options will be forfeited. These vested options will remain exercisable for six months following the end of the separation pay period. As of December 31, 2015, the options due to be vested and exercisable as of the end of his separation pay period were valued at $263,717; and
(ii)	his RSUs will be prorated for the period through September 8, 2016, the end of his separation pay period. As of his termination date, Mr. Sahai held 4,289 unvested RSUs of which a prorated portion of 2,383 shares will be delivered on the originally scheduled payment date. As of December 31, 2015, these prorated 2015 RSUs were valued at $234,916; and
(iii)

his unearned annual PSUs, with a target number of 23,503 shares remain outstanding and will pay out based on the applicable performance criteria on the originally scheduled payment date. The 2014 PSUs are subject to proration through September 8, 2015, his separation date. The 2015 PSUs are subject to proration through September 8, 2016, the end of his separation pay period. As of December 31, 2015 the prorated number of PSUs, at target achievement, were valued at $1,287,258.

Also in connection with his departure, the following of Mr. Sahai’s outstanding equity awards were reviewed by the CLDC and approved for treatment different from the original terms of the applicable award agreements:

(i)	his special 2014 restricted stock award, granted in connection with his hiring, was fully vested but will be delivered on the originally scheduled payment date. These 2014 restricted shares were valued at $1,148,032 using the Company’s closing stock price on September 29, 2015, the date the Committee approved the accelerated vesting; and
(ii)	his unearned 2015 special PSU award, which would have been prorated for the period through September 8, 2016 according to the original terms, was instead fully canceled and forfeited.

Finally, Mr. Sahai also received a reimbursement for personal tax preparation fees for 2015 ($2,200) and legal fees relating to his departure ($13,020).

Ms. Fato

Ms. Fato ceased to serve as an executive officer of the Company on October 16, 2015. In connection with her departure, Ms. Fato received severance benefits under our Senior Executive Severance Plan consisting of (i) 18 months of separation pay for a total of $900,000, (ii) 12 months of continuation of health and welfare benefits under our benefit plans and (iii) a cash payment of $30,000 in lieu of benefit coverage for an additional six months. Ms. Fato executed a general release of claims against the Company in connection with her departure.

In addition, Ms. Fato received her bonus for the 2015 year in the amount of $645,000. The following of Ms. Fato’s outstanding equity awards were treated pursuant to the terms of the applicable award agreements:

(i)	her RSUs will be prorated for the period through October 16, 2016, the end of her separation pay period. As of her termination date, Ms. Fato held 2,431 unvested RSUs of which a prorated portion of 1,486 shares will be delivered on the originally scheduled payment date. As of December 31, 2015, these prorated 2015 RSUs were valued at $146,490; and
(ii)	her unearned annual PSUs, with a target number of 5,671 shares remain outstanding and will pay out based on the applicable performance criteria on the originally scheduled payment date, subject to proration through October 16, 2016, the end of her separation pay period. As of December 31, 2015 the prorated number of PSUs, at target achievement, were valued at $341,678.

Also in connection with her departure, the following of Ms. Fato’s outstanding equity awards were reviewed by the CLDC and approved for treatment different from the original terms of the applicable award agreements:

(i)	her unearned 2014 PSU grant, with a target number of 9,152 shares and with a value at target of $902,204 using the closing price of our common stock of $98.58 on December 31, 2015, granted in connection with her hiring, will pay out based on the applicable performance criteria on the originally scheduled payment date and not be subject to proration.
(ii)	her unearned special 2015 PSU award, with a target number of 9,639 shares and with a value at target of $950,213 using the closing price of our common stock of $98.58 on December 31, 2015 will pay out based on the applicable performance criteria on the originally scheduled payment date and not be subject to proration.

Finally, Ms. Fato and the Company agreed to retain her services as a Special Adviser to the President, Standard & Poor’s Ratings for a period of one year following her separation date. As compensation for her services, she will be paid a fixed fee of $1,000,000, paid in quarterly installments. $250,000 was paid in 2015 with the remainder payable in 2016. She also received reimbursement for legal fees relating to her departure ($31,700).

2015 DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. Mr. Harold McGraw III received compensation in 2015 for his services as Non-Executive Chairman. The following table contains information regarding the compensation the Company paid to the non-employee Directors in 2015, including to Mr. McGraw as Non-Executive Chairman.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Sir Winfried Bischoff	$119,500		$115,000	$139	$234,639
William D. Green	$103,000	(3)	$115,000	$139	$218,139
Charles E. Haldeman, Jr.	$206,833	(4)	$115,000	$139	$321,972
Rebecca Jacoby	$92,500		$115,000	$139	$207,639
Harold McGraw III (5)	$133,333		—	$230,220	$363,553
Robert P. McGraw	$95,500		$115,000	$139	$210,639
Hilda Ochoa-Brillembourg	$101,500	(4)	$115,000	$15,139	$231,639
Sir Michael Rake	$119,500	(6)	$115,000	$139	$234,639
Edward B. Rust, Jr.	$122,833	(4)	$115,000	$5,139	$242,972
Kurt L. Schmoke	$100,000	(7)	$115,000	$5,139	$220,139
Sidney Taurel	$118,000		$115,000	$139	$233,139
Richard E. Thornburgh	$103,000		$115,000	$139	$218,139

(1)	Represents grant date fair value calculated in accordance with FASB ASC Topic 718 for deferred stock credited under the Director Deferred Stock Ownership Plan, as described below. The assumptions used to calculate the grant date fair value of the deferred share credits were in accordance with FASB ASC Topic 718 as disclosed in Footnote 7 to the 2015 Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 12, 2016. The awards outstanding under this Plan as of December 31, 2015, which is further described on page 88 of this Proxy Statement, are as follows:

Name	# of Shares
Sir Winfried Bischoff	32,404
William D. Green	6,497
Charles E. Haldeman, Jr.	6,912
Rebecca Jacoby	331
Robert P. McGraw	34,720
Hilda Ochoa-Brillembourg	45,381
Sir Michael Rake	18,185
Edward B. Rust, Jr.	63,149
Kurt L. Schmoke	37,217
Sidney Taurel	43,366
Richard E. Thornburgh	4,475

(2)	Represents life insurance premiums and in the case of the following Directors, a charitable contribution was made by the Company in their names in recognition for the contribution they made to the McGraw Hill Financial Political Action Committee (“MHFI PAC”) as follows: $5,000 with respect to Ms. Ochoa-Brillembourg and Messrs. Rust and Schmoke. Under the MHFI PAC program, the Company contributed funds to a charitable organization of the donor’s choice that matched the donor’s contribution to the MHFI PAC up to a maximum of $5,000. In addition, the Company made a charitable contribution to the Youth Orchestra of the Americas (“YOA”) in the amount of $10,000. Ms. Ochoa-Brillembourg is the Founding Chairman of YOA.

For Mr. Harold McGraw III, the amount also includes the aggregate incremental cost to the Company for his personal use of Company cars, security arrangements, office space and support staff from January 1, 2015 through April 29, 2015, while Mr. McGraw was still serving as the Non-Executive Chairman of the Board. The costs and expenses incurred by the Company from January 1, 2015 through April 29, 2015 in connection with the foregoing arrangements were $230,220, of which $173,468 relates to Mr. McGraw’s support staff and $55,948 relates to office space.

(3)	Voluntarily elected to fully defer this payment under the Director Deferred Compensation Plan.
(4)	Voluntarily elected to fully defer this payment under the Director Deferred Stock Ownership Plan.
(5)	Mr. Harold McGraw III became Chairman Emeritus as of the April 29, 2015 Annual Meeting. Prior to that, he served as Non-Executive Chairman and payments in the table reflect his compensation as described below under “Compensation of the Non-Executive Chairman”. As Chairman Emeritus, he does not participate in the arrangements applicable to the other non-employee Directors and does not receive any cash compensation.
(6)	Voluntarily elected to defer 29% under the Director Deferred Compensation Plan.
(7)	Voluntarily elected to defer one-half of this payment under the Director Deferred Stock Ownership Plan and the remaining one-half under the Director Deferred Compensation Plan.

Annual Compensation

The Company provides annual compensation to non-employee Directors as follows:

Cash Compensation in 2016

•	annual cash retainer of $70,000;
•	$1,500 for each Board meeting attended;
•	$1,500 for each Committee meeting attended;
•	annual cash retainer of $15,000 to the Chairs of Committees of the Board; and
•	annual cash retainer of $150,000 to the Chairman of the Board.

Compensation of the Non-Executive Chairman

Mr. Harold McGraw III served as our Non-Executive Chairman for the period from April 30, 2014 through April 29, 2015. In consideration of his services, the Nominating and Corporate Governance Committee recommended, and the Board approved, based on a recommendation by Pay Governance LLC, a Non-Executive Chairman retainer at the annual rate of $400,000 for Mr. McGraw, payable in monthly installments in cash. This retainer was in lieu of all other cash retainers, meeting fees and share compensation that were paid to our other non-employee Directors. This annual retainer was prorated based on his retirement date. During the period of January 1, 2015 through April 29, 2015, prior to Mr. McGraw’s retirement from the Board, the Board also agreed to provide Mr. McGraw with appropriate office accommodations and support staff consistent with his responsibilities as Chairman of the

Board as well as a car and driver for travel within the New York metropolitan area. In connection with Mr. McGraw’s retirement from the Board, the Board also agreed to provide Mr. McGraw with the arrangements described in the Transactions With Related Persons section on page 32.

Share Compensation

Each non-employee Director, other than Mr. Harold McGraw III, receives an annual deferred share credit of $115,000 pursuant to the Director Deferred Stock Ownership Plan. The earned deferred share credit of $115,000 in 2014 was paid in 2015 under this Plan. This $115,000 was credited as 1,320.47 deferred shares based on the closing price of the Company’s common stock on January 5, 2015 of $87.09.

These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. For 2016, the Company has written agreements with Ms. Ochoa-Brillembourg and Messrs. Haldeman, Sir Michael Rake, Rust, Schmoke and Thornburgh to receive all or part of these cash payments as deferred shares.

Other Director Plans

Directors may also elect to defer all or part of their annual cash retainer and Board and Committee fees under the Director Deferred Compensation Plan. For 2016, the Company has written agreements to defer cash payments under this Plan with Messrs. Green and Schmoke. Interest is payable on the deferred cash amount at 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

Director Stock Ownership Guidelines

Under the Company’s By-Laws, each Director is required to own or acquire 400 shares of the Company’s common stock within 90 days of his or her election to the Board and to hold such shares through his or her tenure as a Director. Additionally, under the Company’s Non-Employee Director Stock Ownership Guidelines, each non-employee Director is required to own or acquire, within five years of election to the Company’s Board of Directors, shares of common stock of the Company (including deferred share units held under the Director Deferred Stock Ownership Plan) having a market value of at least five times the annual cash retainer for serving as a Director of the Company. Based on the holdings of shares and deferred share units under the Director Deferred Stock Ownership Plan, as of February 25, 2016, each Director was in compliance with the minimum holding requirement under the Company’s Non-Employee Director Stock Ownership Guidelines (taking into account the applicable five-year transition period).

OWNERSHIP OF COMPANY STOCK

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

Company Stock Ownership of Management (1)(2)

The following table shows the number of shares of the Company’s common stock beneficially owned on February 25, 2016 by each of our Directors and Director nominees; the Chief Executive Officer and the other six named executive officers in the Summary Compensation Table; and all individuals who served as Directors or executive officers at February 25, 2016, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power (#)	Shared Voting Power and Shared Investment Power (#)		Right to Acquire Shares within 60 Days by Exercise of Options (#)	Total Number of Shares Beneficially Owned (#)		Percent of Common Stock (%) (1)	Director Deferred Stock Ownership Plan (#) (3)
John L. Berisford	34,693	—		19,044	53,737		(4)	—
Sir Winfried Bischoff	4,000	—		—	4,000		(4)	34,086
Jack F. Callahan, Jr.	102,761	—		78,689	181,450		(4)	—
Michael A. Chinn	16,500	—		—	16,500		(4)	—
Luciana Fato	—	—		—	—		(4)	—
William D. Green	1,000	—		—	1,000		(4)	7,817
Charles E. Haldeman, Jr.	3,000	—		—	3,000		(4)	10,450
Rebecca Jacoby	400	—		—	400		(4)	1,566
Alex J. Matturri	11,587	—		23,540	35,127		(4)	—
Robert P. McGraw	440,964	580,254		—	1,021,218	(5)	(4)	36,433
Hilda Ochoa-Brillembourg	1,800	—		—	1,800		(4)	48,329
Douglas L. Peterson	92,948	—		118,435	211,383		(4)	—
Sir Michael Rake	400	—		—	400		(4)	19,668
Edward B. Rust, Jr.	2,000	—		—	2,000		(4)	66,572
Neeraj Sahai	13,443	—		12,697	26,140		(4)	—
Kurt L. Schmoke	1,036	—		—	1,036		(4)	39,500
Sidney Taurel	4,000	—		—	4,000		(4)	45,200
Richard E. Thornburgh	1,300	3,300	(6)	—	1,300		(4)	5,767

All Directors and executive officers of the Company as a group (a total of 25, including those named above) (7)	759,878	583,554		282,693	1,622,825		0.6%	315,388

(1)

The number of shares of common stock outstanding on February 25, 2016 was 265,451,059. The percent of common stock is based on such number of shares and is rounded off to the nearest one tenth of one percent.

(2)	None of the shares included in the above table constitutes Directors’ qualifying shares.
(3)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-employee Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on page 88 of this Proxy Statement.
(4)	Less than 1%.
(5)	With respect to the shares reported in the above table for Mr. Robert P. McGraw: (i) Mr. Robert P. McGraw has sole voting and investment power over 373,389 shares as trustee and shared voting and investment power over 44,700 shares with co-trustees under trusts established by Mr. Harold W. McGraw, Jr. for the benefit of Mr. Robert P. McGraw and certain family members; and (ii) Messrs. Robert P. McGraw and Harold McGraw III and another family member have shared voting and investment power over 535,554 shares held in a family foundation.
(6)	With respect to the shares reported in the table above for Mr. Richard E. Thornburgh, Mr. Thornburgh has shared voting and investment power as a co-trustee over 3,300 shares held in the Thornburgh Family Foundation. Mr. Thornburgh disclaims any beneficial interest in the shares in this charitable foundation.
(7)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

Company Stock Ownership of Certain Beneficial Owners

The following table shows information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the date indicated below.

Name and Address of Beneficial Owner	Sole or Shared Voting Power (#)	Sole or Shared Dispositive Power (#)	Total Number of Shares Beneficially Owned (#)	Percent of Common Stock (%) (1)
FMR LLC 245 Summer Street Boston, Massachusetts 02210 (2)	1,157,740	19,099,486	19,099,486	7.066
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355 (3)	537,340	17,210,407	17,210,407	6.36
BlackRock, Inc. 55 East 52nd Street New York, New York 10022 (4)	12,989,737	15,184,978	15,184,978	5.6

(1)	The percent of common stock in footnotes (2) through (4) below is based on information reported in SEC filings.
(2)	On February 12, 2016, FMR LLC (“FMR”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. FMR has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.
(3)	On February 10, 2016, The Vanguard Group (“Vanguard”) filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. Vanguard has certified in its amended Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(4)	On January 26, 2016, BlackRock, Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. BlackRock has certified in its amended Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2015.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

FEES AND SERVICES

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2016. Please see page 98 of this Proxy Statement for voting information. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

During the years ended December 31, 2015 and December 31, 2014, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/15	Year Ended 12/31/14
Audit Fees	$6,471,800	$5,383,600
Audit-Related Fees	$2,092,100	$1,866,400
Tax Fees	$2,573,000	$2,488,200
All Other Fees	—	—

•

Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•	Audit-related fees generally included fees for benefit plans or other special purpose audits, and other attest services related to the Company’s regulatory environment.
•	Tax fees included fees primarily for tax compliance and advice.
•	All other fees generally include fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

The persons listed below, each of whom is currently a Director of the Company, have been nominated by the Board, on the recommendation of the Nominating and Corporate Governance Committee, for election to a one-year term of office that will expire at the next Annual Meeting or until their successors are elected and qualify. Each nominee listed below has agreed to serve his or her respective term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

Your Board recommends that you vote FOR each of the following nominees:

•	Sir Winfried Bischoff
•	William D. Green
•	Charles E. Haldeman, Jr.
•	Rebecca Jacoby
•	Hilda Ochoa-Brillembourg
•	Douglas L. Peterson
•	Sir Michael Rake
•	Edward B. Rust, Jr.
•	Kurt L. Schmoke
•	Richard E. Thornburgh

The Board of Directors’ Recommendation

Your Board recommends a vote FOR these nominess. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees can be found on pages 15 through 24 of this Proxy Statement.

Item 2. Proposal to Amend the Company’s Restated Certificate of Incorporation to Change the Name of the Company to “S&P Global Inc.” from “McGraw Hill Financial, Inc.”

On January 27, 2016, the Board of Directors unanimously adopted a resolution recommending that the Company’s Restated Certificate of Incorporation be amended to change its name to “S&P Global Inc.” from “McGraw Hill Financial, Inc.”, subject to shareholder approval at this Annual Meeting. The Board believes that it is in the best interests of the Company and its shareholders to change its corporate name to “S&P Global Inc.” in order to leverage the Company’s rich heritage and its powerful financial data and analytics brands, while signaling a strong global footprint and broad portfolio.

If approved by the shareholders at this Annual Meeting, the new name will become effective upon the filing of an amendment to the Company’s Restated Certificate of Incorporation with the Department of State of the State of New York. Changing the corporate name will be accomplished by amending Article I of the Company’s Restated Certificate of Incorporation to read as follows:

“Article I. The corporate name shall be: S&P Global Inc.”

Changing the corporate name will not affect the validity or transferability of stock certificates presently outstanding, and the Company’s shareholders will not be required to exchange any certificates presently held by them.

Approval and Related Matters

The affirmative vote of the holders of the majority of the outstanding shares of the Company’s common stock is required to approve the amendment to Article I of the Company’s Restated Certificate of Incorporation.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the proposal to amend Article I of the Restated Certificate of Incorporation of the Company so as to change the name of the Company to “S&P Global Inc.” is hereby approved, authorized and adopted.

The Board of Directors’ Recommendation

Your Board recommends a vote FOR this proposed amendment. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 3. Proposal to Amend the Company’s Restated Certificate of Incorporation to Provide that the Company’s Board of Directors Shall Consist of Not Less Than Eight (8) Persons

On February 24, 2016, the Board of Directors unanimously adopted a resolution recommending that the Company’s Restated Certificate of Incorporation be amended to provide that the Company’s Board of Directors shall consist of not less than eight (8) persons, subject to shareholder approval at this Annual Meeting. The Board believes that it is in the best interests of the Company and its shareholders to provide for a more flexible Board size to ensure that, at all times, the Board consists of members with experience and skill sets that are appropriate for the Company.

The Company’s Restated Certificate of Incorporation currently provides that the Board is to consist of not less than twelve (12) nor more than twenty-five (25) persons, with the exact number within that range to be determined by the Board of Directors or shareholders voting a majority of the votes cast for or against the matter at a meeting of shareholders.

If approved by the shareholders at this Annual Meeting, the amendment will become effective upon the filing of an amendment to the Company’s Restated Certificate of Incorporation with the Department of State of the State of New York. This amendment will be accomplished by amending Article VIII, Section A of the Company’s Restated Certificate of Incorporation to read as follows:

“Article VIII.

A.	Number, Election and Terms of Directors. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors which, subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than eight (8) persons. The exact number of directors shall be determined from time to time by the affirmative vote of (i) a majority of the Board of Directors, or (ii) shareholders voting a majority of the votes cast for or against the matter at a meeting of shareholders. At each Annual Meeting of Shareholders, directors shall be elected for a term of office to expire at the next Annual Meeting of Shareholders after their election and after their successors have been duly elected and qualified.”

Approval and Related Matters

The affirmative vote of the holders of the majority of the outstanding shares of the Company’s common stock is required to approve the amendment to Article VIII, Section A of the Company’s Restated Certificate of Incorporation.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the proposal to amend Article VIII, Section A of the Restated Certificate of Incorporation of the Company so as to provide that the minimum number of directors on the Board shall be eight (8) and to remove the maximum limitation on the number of directors on the Board is hereby approved, authorized and adopted.

The Board of Directors’ Recommendation

Your Board recommends a vote FOR this proposed amendment. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 4. Proposal to Approve, on an Advisory Basis, the Executive

Compensation Program for the Company’s Named Executive Officers

Under the rules of the SEC, the Company is required to provide its shareholders with the opportunity to cast an advisory vote on the executive compensation program for the Company’s named executive officers. This proposal is frequently referred to as a “say-on-pay” vote. At the 2011 Annual Meeting, shareholders voted, on an advisory basis, in favor of casting the advisory say-on-pay vote on an annual basis. The Company’s executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase shareholder value. We believe that our executive compensation program is both competitive and strongly focused on pay-for-performance principles, and provides an appropriate balance between risk and rewards. In particular, our executive compensation program:

•	aligns executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual cash incentives and long-term stock-based incentives;
•

includes a mix of compensation elements that emphasizes performance results, with approximately 85% of the targeted compensation for Mr. Douglas L. Peterson, the Company’s Chief Executive Officer, and a significant portion of the targeted compensation for the other named executive officers being performance-based;

•	delivers annual incentive payouts to executives based on the achievement of approved performance goals, which were based on net income and revenue goals for 2015;
•

aligns the interests of executives with those of shareholders through long-term stock-based incentives comprised of Performance Share Units that are based on the achievement of earnings per share targets. For 2015, the Performance Share Unit award vests at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares based on the achievement of compound annual diluted earnings per share growth goals; and

•

has features designed to further align executive compensation with shareholder interests and mitigate risks, including stock ownership requirements, the Senior Executive Pay Recovery Policy (a “claw-back” policy), an anti-hedging and pledging policy and limited perquisites.

Our executive compensation program is described in the Compensation Discussion and Analysis (“CD&A”), related compensation tables and other narrative executive compensation disclosures required by the disclosure rules of the SEC, all of which are found in this Proxy Statement. In particular, the CD&A, beginning on page 40 of this Proxy Statement, describes the Company’s executive compensation program in detail, and we encourage you to review it.

Since the vote on this proposal is advisory, it is not binding on the Company. Nonetheless, the Compensation and Leadership Development Committee, which is responsible for approving the overall design and administering certain aspects of the executive compensation program, will take into account the outcome of the vote when making future executive compensation decisions. The Board of Directors recommends that you approve the following resolution that will be submitted for a shareholder vote at the 2016 Annual Meeting in support of the Company’s executive compensation program:

RESOLVED: That the shareholders of the Company approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, related compensation tables and other narrative executive compensation disclosures included in the Proxy Statement for this Annual Meeting.

The Board of Directors’ Recommendation

Your Board recommends a vote FOR the approval, on an advisory basis, of this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 5. Proposal to Ratify the Appointment of the Company’s

Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2016. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. The Board and the Audit Committee may change the appointment at any time if they determine that a change would be in the best interests of the Company and its shareholders.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2016 be, and hereby is, ratified and approved.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 6. Other Matters

The Board knows of no other matters which may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

KATHERINE J. BRENNAN

Senior Vice President, Deputy General

Counsel & Corporate Secretary

New York, New York

March 14, 2016

Exhibit A

Reconciliation of Non-GAAP Financial Information

The following tables reconcile non-GAAP financial information included in this Proxy Statement to the most directly comparable measures presented in accordance with generally accepted accounting principles (“GAAP”) and reported in our consolidated financial statements filed with the Securities and Exchange Commission. The non-GAAP financial information included in this Proxy Statement has been provided in order to show investors how our Compensation Committee views the Company’s performance as it relates to the compensation program for our executive officers. This non-GAAP financial information may be different from similar measures used by other companies.

Year ended December 31, 2015	Revenue	Net Income from Continuing Operations	Diluted Earnings per Share*
	(dollars in millions, except per share data)
As reported	$5,313	$1,156	$4.21
Non-GAAP Adjustments:
S&P Rating Services adjustments, including restructuring charges and legal settlements, partially offset by insurance recoveries		68
S&P Capital IQ and SNL adjustments, including operating efficiencies primarily related to restructuring and acquisition-related costs		69
Commodities & Commercial Markets adjustments, including restructuring charges		1
Unallocated expense adjustments, including a gain on the sale of our interest in a legacy McGraw Hill Construction investment, partially offset by restructuring charges		(2)
Provision for taxes on income		(48)

Non-GAAP Adjustment Subtotal	—	88	0.32

Adjusted	$5,313	$1,244	$4.53
Further Non-GAAP ICP Adjustments:
Restructuring charge intra-year benefit		(4)	(0.02)
Revenue attributable to acquisitions (National Automobile Dealers Association’s Used Car Guide and SNL Financial LC)	(104)	(1)	—
Interest on $2.225 billion debt issuance		22	0.08

ICP Adjustment Subtotal	(104)	17	0.06
ICP Adjusted	$5,209	$1,261	$4.59

*	Note: Diluted weighted average shares outstanding of 274.6 million was used to calculate adjusted diluted earnings per share.

Standard & Poor’s Ratings Services Year ended December 31, 2015	Revenue	Net Operating Income
	(dollars in millions)
As reported	$2,428	$1,078
Non-GAAP Adjustments:
S&P Rating Services adjustments, including restructuring charges and legal settlements, partially offset by insurance recoveries	—	68

Adjusted	$2,428	$1,146
Further Non-GAAP ICP Adjustments:
None	—	—
ICP Adjusted	$2,428	$1,146

S&P Capital IQ and SNL Year ended December 31, 2015	Revenue	Net Operating Income
	(dollars in millions)
As reported	$1,405	$228
Non-GAAP Adjustments:
Acquisitions, product closures and divestitures	(85)
S&P Capital IQ and SNL adjustments, including operating efficiencies primarily related to restructuring and acquisition-related costs		69

Adjusted	$1,320	$297
Further Non-GAAP ICP Adjustments:
None	—	—
ICP Adjusted	$1,320	$297

S&P Dow Jones Indices Year ended December 31, 2015	Revenue	Net Operating Income
	(dollars in millions)
As reported	$597	$392
Non-GAAP Adjustments:

None	—	—

Adjusted	$597	$392
Further Non-GAAP ICP Adjustments:
Movements in foreign currency translation that were in excess of plan rates by more than three percent	1	—
ICP Adjusted	$598	$392

Year ended December 31, 2014	Revenue	Net Income from Continuing Operations	Diluted Earnings per Share*
	(dollars in millions, except per share data)
As reported	$5,051	$(293)	$(1.08)
Non-GAAP Adjustments:
S&P Rating Services adjustments, including restructuring charges and legal and regulatory settlements		1,657
S&P Capital IQ adjustments, including restructuring charges		9
S&P Dow Jones Indices adjustments, including professional fees largely relating to corporate development activities		4
Commodities & Commercial Markets adjustments, including restructuring charges		16
Unallocated expense adjustments, including restructuring charges		16
Provision for taxes on income		(336)

Non-GAAP Adjustment Subtotal	—	1,366	4.96

Adjusted	$5,051	$1,073	$3.88
Further Non-GAAP ICP Adjustments:
Revenue attributable to acquisitions (Eclipse)	(4)	—	—
Asset impairments	—	6	0.02

ICP Adjustment Subtotal	(4)	6	0.02
ICP Adjusted	$5,047	$1,079	$3.90

*	Note: Diluted weighted average shares outstanding of 276.2 million was used to calculate adjusted earnings per share.

mhfi.com

Using a black or blue ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Voting Available 24 hours a day, 7 days a week!

Instead of mailing this proxy card, you may choose to vote by Internet or telephone.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on April 26, 2016. 401(k) participants must vote by 2:00 PM, Eastern Time, on April 25, 2016; see note on reverse.

VALIDATION DETAILS ARE LOCATED BELOW IN THE SHADED BAR.

Vote by Internet • Go to www.investorvote.com/MHFI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by Telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada on a touch-tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposals 2, 3, 4 and 5.

+
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Sir Winfried Bischoff	☐	☐	☐	02 - William D. Green	☐	☐	☐	03 - Charles E. Haldeman, Jr.	☐	☐	☐
04 - Rebecca Jacoby	☐	☐	☐	05 - Hilda Ochoa-Brillembourg	☐	☐	☐	06 - Douglas L. Peterson	☐	☐	☐
07 - Sir Michael Rake	☐	☐	☐	08 - Edward B. Rust, Jr.	☐	☐	☐	09 - Kurt L. Schmoke	☐	☐	☐
10 - Richard E. Thornburgh	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Vote to amend the Company’s Restated Certificate of Incorporation to change the name of the Company to “S&P Global Inc.” from “McGraw Hill Financial, Inc.”	☐	☐	☐	4. Vote to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers.	☐	☐	☐
3. Vote to amend the Company’s Restated Certificate of Incorporation to provide that the Company’s Board of Directors shall consist of not less than 8 persons.	☐	☐	☐	5. Vote to ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2016.	☐	☐	☐
And, in their discretion, in the transaction of such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian or in other representative capacity, please give your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ADMISSION TICKET

McGraw Hill Financial, Inc.

2016 Annual Meeting of Shareholders

Wednesday, April 27, 2016

10:00 a.m. (EDT) – Registration opens (Lobby)

11:00 a.m. (EDT) – Annual Meeting (36th floor Conference Center)

55 Water Street

New York, New York 10041-0003

If you wish to attend the Annual Meeting of Shareholders in person, please present this admission ticket and a valid picture identification at the door for admission. Cameras, large bags, briefcases, packages, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Annual Meeting Available by Webcast

To listen to the Annual Meeting, go to www.mhfi.com and click on the link for the live webcast.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — McGraw Hill Financial, Inc.	+

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Katherine J. Brennan and David Goldenberg, and each of them, as proxies with full power of substitution, to vote the shares of stock of McGraw Hill Financial, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 55 Water Street, New York, NY 10041 on Wednesday, April 27, 2016, at 11:00 a.m. (EDT), and any adjournment thereof.

Note to 401(k) Participants. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in The 401(k) Savings and Profit Sharing Plan of McGraw Hill Financial, Inc. and Its Subsidiaries and the Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees. If you are a participant in either of these Plans and have shares of common stock of the Company allocated to your account under one of these Plans, you have the right to direct The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), to vote the shares held in your account. The Trustee will vote allocated shares for which no direction is received and unallocated shares, if any (together “Undirected Shares”), in the same proportion as the shares for which direction is received, subject to the Plan documents. Computershare, the Company’s transfer agent, must receive your instructions by 2:00 p.m. (EDT) on April 25, 2016 in order to communicate your instructions to the Trustee, who will then vote all the shares of common stock of McGraw Hill Financial, Inc. which are credited to the undersigned’s account as of March 7, 2016. Under the Plans, you are a “named fiduciary” for the purpose of voting shares in your account and your proportionate share of the Undirected Shares. This means that you have ultimate authority to control the manner in which the shares are voted. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the Trustee to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting of Shareholders.

(See reverse side for voting instructions)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE REVERSE SIDE OF THIS CARD.	+